Filed pursuant to Rule 424(b)(3)
File No. 333-250981

This preliminary prospectus supplement and accompanying prospectus are being distributed for informational purposes only and are subject to completion and amendment. This preliminary prospectus supplement and accompanying prospectus shall not, and are not intended to, constitute or contain an offer or invitation to sell or the solicitation of an offer to buy, and may not be used as, or in connection with, an offer or invitation to sell or solicitation to buy any of the global bonds.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2021.

PRELIMINARY PROSPECTUS SUPPLEMENT

To prospectus dated December 1, 2020

U.S.$

Republic of Panama

U.S.$             2.252% Global Bonds due 2032

U.S.$             3.870% Global Bonds due 2060

The Republic of Panama (the “Republic” or “Panama”) will pay interest on the 2.252% Global Bonds due 2032 (the “2032 bonds”) on March 29 and September 29 of each year, commencing on March 29, 2021 and on the 3.870% Global Bonds due 2060 (the “2060 bonds”, and together with the 2032 bonds, the “global bonds”) on January 23 and July 23 of each year, commencing on July 23, 2021. Panama will pay the principal of the 2032 bonds at maturity and of the 2060 bonds in three equal installments on July 23 of each year commencing on July 23, 2058. The 2032 bonds will mature on September 29, 2032 and the 2060 bonds will mature on July 23, 2060. The global bonds will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds.

The 2032 bonds will be a further issuance of, and will be consolidated to form a single series with, the outstanding U.S.$1,250,000,000 aggregate principal amount of Panama’s 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020, and will be fully fungible with the outstanding 2032 bonds. The total aggregate principal amount of the previously issued 2032 bonds and the 2032 bonds now being issued will be U.S.$            .

The 2060 bonds will be a further issuance of, and will be consolidated to form a single series with, the outstanding U.S.$750,000,000 aggregate principal amount of Panama’s 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019 and the outstanding U.S.$1,000,000,000 aggregate principal amount of Panama’s 3.870% Global Bonds due 2060 that were previously issued on September 29, 2020, and will be fully fungible with the outstanding 2060 bonds. The total aggregate principal amount of the previously issued 2060 bonds and the 2060 bonds now being issued will be U.S.$            .

Panama may, at its option, redeem the global bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The holders of the global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of any series of debt securities (including the global bonds) and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have such global bonds admitted to trading on the Euro MTF Market.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The global bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

See “Risk Factors” beginning on page S-10 for a discussion of factors you should consider before investing in the global bonds.

This prospectus supplement together with the prospectus dated December 1, 2020 constitutes a prospectus for the purpose of Part IV of the Luxembourg Law on prospectuses for securities dated July 16, 2019.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about,                      , 2021.

	Price to Public(1)	Underwriting Discount	Proceeds to the Republic before expenses
Per 2032 bond
Total for 2032 bonds
Per 2060 bond
Total for 2060 bonds

(1)

Plus accrued interest, (i) with respect to the 2032 bonds, totaling U.S.$             or approximately U.S.$             per U.S.$1,000 in principal amount of bonds from September 29, 2020 to                     , the date the Republic expects to deliver the 2032 bonds offered by this prospectus supplement, and additional interest, if any, from                     , 2021. and (ii) with respect to the 2060 bonds, totaling U.S.$             or approximately U.S.$ per U.S.$1,000 in principal amount of bonds from January 23, 2021 to                     , the date the Republic expects to deliver the 2060 bonds offered by this prospectus supplement, and additional interest, if any, from                     , 2021.

Joint Book-Running Managers

BBVA	Morgan Stanley

The date of this prospectus supplement is                      , 2021

Panama has only provided you with the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not, and the underwriters have not, authorized anyone to provide you with different information. Panama and the underwriters are not making an offer of the global bonds in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus as supplemented by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS SUPPLEMENT

S-i

PROSPECTUS

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic of Panama, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein together contain all information with respect to Panama and the global bonds that is material in the context of the offering of the global bonds, and that such information is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and that, to the best of Panama’s knowledge and belief, there are no other facts the omission of which would make any such information or the expression of any such opinions and intentions materially misleading. Panama accepts responsibility accordingly.

Panama has only provided or incorporated by reference information in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Panama has previously filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Panama’s economic, fiscal or political circumstances may have changed since such dates. Later information that Panama files with the SEC updates and supersedes earlier information that is filed.

Panama is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement and the accompanying prospectus, nor is Panama offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law.

The global bonds described in this prospectus supplement are debt securities of Panama being offered under Registration Statement No. 333-234067 filed with the SEC under the U.S. Securities Act of 1933, as amended (the “registration statement”); the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Panama may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Panama, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto and the documents incorporated therein by reference contain additional information about Panama and the global bonds. All such documents may be inspected at the office of the SEC. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

S-iii

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	unintended consequences resulting from the implementation of economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the occurrence of natural disasters, regional or global pandemics, or similar events.

SOVEREIGN IMMUNITY

Panama is a foreign sovereign state. Consequently, your ability to sue and enforce judgments against Panama may be limited. For more information, see “Jurisdiction and Enforcement” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering of the global bonds, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering of the global bonds come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the offering of the global bonds do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and either of the Underwriters, or any affiliate of either Underwriter, is a licensed broker or dealer in that jurisdiction, the offering of the global bonds shall be deemed to be made by such Underwriter or such affiliate on behalf of Panama in that jurisdiction.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/(EU) (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the

S-iv

meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

S-v

SUMMARY

This summary should be read as an introduction to this prospectus supplement and the accompanying prospectus. Any decision to invest in the global bonds by an investor should be based on consideration of this prospectus supplement and the accompanying prospectus as a whole.

The Issuer

Overview

Panama is a republic located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of July 1, 2019, Panama had an estimated population of 4.2 million and a population density of 56.9 people per square kilometer. The Panama Province, the Republic’s largest province, is estimated to have comprised 52.7% of Panama’s total population, and the Colón Province, located at the northern terminus of the Panama Canal, is estimated to have comprised 7.0% of the total population, at that date.

During the period from 2015 to 2019, the population grew by an average of 1.5% per annum. Approximately 69.0% of Panama’s population lives in cities and towns with more than 1,500 inhabitants, and 6.6% of the population is indigenous, some of whom are seeking greater autonomy from the Government. Of the Panamanian population, 26.1% is under 15 years of age, 65.5% is between the ages of 15 and 64, and 8.4% is over the age of 65. Average life expectancy in Panama is 78.5 years. The infant mortality rate for 2018 was estimated at 14.2 per 1,000 births. Panama’s official language is Spanish.

Panama’s estimated per capita GDP for 2019, expressed in chained volume measure, was approximately U.S.$10,206.9. According to the 2010 census, education indicators show that Panama’s literacy rate for people over the age of ten years is approximately 94.5%.

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President and the Vice President are each elected by direct, universal suffrage for a term of five years. The President and the Vice President may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the Vice President would succeed to the presidency.

National legislative power is vested in the National Assembly (the “Assembly”), Panama’s unicameral legislative body. The number of electoral circuits, each comprising an average of approximately 60,000 persons, determines the number of legislators; the Assembly currently has 71 seats. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the authority to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice, referred to as the Supreme Court.

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into ten provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have their own independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

On May 5, 2019, general elections were held in Panama. In the presidential elections, Laurentino Cortizo Cohen of the Partido Revolucionario Democratico (“PRD”) party was elected president of the Republic with approximately 33.35% of the votes. In the National Assembly elections, the PRD won 35 seats, Cambio Democratico won 18 seats, Partido Panameñista won eight seats, Movimiento Liberal Republicano Nacionalista (“MOLIRENA”) won five seats and five independent candidates won seats. The new government took office on July 1, 2019, for a five year term.

The Government is deploying various economic and public health measures to address the pandemic caused by the novel COVID-19 virus, which are described in the Recent Development’s section of this prospectus supplement as well as in the Republic’s Form 18-K filed with the SEC and incorporated herein by reference.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years 2015 through 2019:

	2015	2016	2017(P)	2018(E)	2019(E)
Economic Data:
GDP (millions, nominal dollars)	$54,092	$57,908	$62,203	$64,928	$66,788
GDP (millions, constant dollars)(2)	$36,376	$38,178	$40,313	$41,763	$43,033
GDP (% change, constant dollars)(2)	5.7%	5.0%	5.6%	3.6%	3.0%
Service Sector (% change, constant dollars)(2)(3)	4.4%	4.7%	5.5%	4.2%	3.5%
Other (% change, constant dollars)(2)(4)	4.6%	5.2%	3.7%	7.9%	3.9%
GDP Per Capita (constant dollars)(2)	$9,150	$9,457	$9,838	$10,052	$10,207
Population (millions)	3.98	4.04	4.10	4.16	4.22
CPI—Period Average (% change)	0.2%	0.7%	0.9%	0.8%	(0.4)%
Unemployment	5.1%	5.5%	6.1%	6.0%	7.1%
Public Finance:
Total Consolidated Non-Financial Public Sector Revenues (millions)	$10,701	$11,647	$12,432	$12,756	$12,286
Total Consolidated Non-Financial Public Sector Expenditures (millions)(5)	$11,909	$12,700	$13,436	$14,614	$14,387
Overall Surplus (Deficit) (millions)	$(1,208)	$(1,053)	$(1,160)	$(1,859)	$(2,101)
As % of Current GDP	(2.3)%	(1.9)%	(1.9)%	(2.9)%	(3.1)%
Central Government Surplus (Deficit) (millions)	$(2,010)	$(2,203)	$(1,942)	$(2,071)	$(2,505)
As % of Current GDP	(3.9)%	(4.0)%	(3.1)%	(3.2)%	(3.8)%
Public Debt (at December 31):
Internal Debt (millions)	$4,573	$4,700	$4,984	$5,112	$6,795
External Debt (millions)	$15,648	$16,902	$18,390	$20,575	$24,223
Public Debt (as % of Current GDP)
Internal Debt	8.5%	8.1%	8.0%	7.9%	10.2%
External Debt	28.9%	29.2%	29.6%	31.7%	36.3%
Total Public Debt (millions)	$20,221.7	$21,601.6	$23,373.6	$25,686.9	$31,018.5
Trade Data:
Exports (f.o.b.) Goods(6)(7) (millions)	$12,764	$11,687	$12,470	$13,353	$12,947
Imports (c.i.f.) Goods(6)(7) (millions)	$(22,550)	$(20,699)	$(22,291)	$(23,966)	$(22,261)
Goods Trade Balance(7) (millions)	$(9,786)	$(9,012)	$(9,822)	$(10,614)	$(9,314)
Current Account Surplus(7) (Deficit) (millions)	$(4,848)	$(4,634)	$(3,692)	$(4,967)	$(3,599)
Overall Balance of Payments Surplus (Deficit)(7) (millions)	$(985)	$1,327	$(1,293)	$(455)	$1,958
Total Official Reserves (at December 31) (millions)	$3,509	$3,045	$3,540	$1,771	$3,049

Note: Totals may differ due to rounding.

(R)	Revised figures.
(E)	Estimated Figures
(P)	Preliminary figures.
(1)	All monetary amounts in millions of U.S. dollars at current prices, unless otherwise noted.
(2)	Constant GDP figures are based on 2007 constant dollars in chained volume measure.

(3)	Including real estate, public administration, commerce, restaurants and hotels, financial services, the CFZ, the Panama Canal, transportation and communications, public utilities and other services.
(4)	Including mining, manufacturing, agriculture and construction.
(5)	Including interest payments.
(6)	Including the CFZ.
(7)	Figures have been calculated pursuant to the sixth edition of the IMF Balance of Payments Manual.

Sources: Directorate of Analysis and Economic Policies, Office of the Comptroller General, Banco Nacional de Panamá (“BNP”) and Ministry of Economy and Finance.

The Global Bonds

Issuer	Republic of Panama.

Securities Offered	2.252% Global Bonds due 2032.

3.870% Global Bonds due 2060.

Aggregate Principal Amount	For the 2032 bonds: U.S.$

For the 2060 bonds: U.S.$

Maturity Date	For the 2032 bonds: September 29, 2032.

For the 2060 bonds: July 23, 2060.

Amortization of Principal	Panama will pay the principal of the 2032 bonds in a single installment on September 29, 2032.

Panama will pay the principal of the 2060 bonds in three equal installments on July 23 of each year, commencing on July 23, 2058.

Issue Price	For the 2032 bonds: U.S.$ per U.S.$1,000 principal amount plus accrued interest totaling U.S.$ or U.S.$ per U.S.$1,000 principal amount of 2032 bonds from September 29, 2020, to but not including , 2021, the date Panama expects to deliver the bonds offered by this prospectus supplement, and additional interest, if any, from , 2021.

For the 2060 bonds: U.S.$ per U.S.$1,000 principal amount plus accrued interest totaling U.S.$ or U.S.$ per U.S.$1,000 principal amount of 2060 bonds from January 23, 2021, to but not including , 2021, the date Panama expects to deliver the bonds offered by this prospectus supplement, and additional interest, if any, from , 2021.

Interest Rate	For the 2032 bonds: 2.252% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

For the 2060 bonds: 3.870% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Interest Payment Dates	For the 2032 bonds: Semi-annually in arrears on March 29 and September 29 of each year. The first interest payment for the 2032 bonds will be on March 29, 2021, and such payment will include interest from September 29, 2020.

For the 2060 bonds: Semi-annually in arrears on January 23 and July 23 of each year. The first interest payment for the 2060 bonds will be on July 23, 2021, and such payment will include interest from January 23, 2021.

Single Series	The 2032 bonds will be a further issuance of, and will be consolidated to form a single series with, the outstanding U.S.$1,250,000,000 aggregate principal amount of Panama’s outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020, and will be fully fungible with the previously issued 2032 bonds.

The 2060 bonds will be a further issuance of, and will be consolidated to form a single series with, the outstanding U.S.$750,000,000 aggregate principal amount of Panama’s outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019 and the outstanding U.S.$1,000,000,000 aggregate principal amount of Panama’s 3.870% Global Bonds due 2060 that were previously issued on September 29, 2020, and will be fully fungible with the previously issued 2060 bonds.

Use of Proceeds	The net proceeds from the sale of the global bonds, excluding payment of accrued interest, will be approximately U.S.$ after deduction of the underwriting discounts and the net expenses payable by Panama estimated to be U.S.$ . Panama intends to use the net proceeds of the offering for general budgetary purposes.

Aggregated Collective Action Clauses	The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, without your consent.

Optional Redemption	The global bonds will be subject to redemption at the option of Panama before maturity. See “Description of the Global Bonds—Optional Redemption” in this prospectus supplement.

Sinking Fund	The holders of the global bonds will not be entitled to the benefit of any sinking fund.

Status

The global bonds will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds.

Denominations	The global bonds will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. See “Description of the Global Bonds—Further Issues of the Global Bonds” and “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement.

Form	The global bonds will be represented by one or more book-entry securities in fully registered form, without coupons, and are and will be registered in the name of, and deposited with a custodian for, DTC. Beneficial interests in the global bonds will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the global bonds will be issued in definitive form. See “Description of the Global Bonds—Definitive Bonds” in this prospectus supplement.

Book-Entry System	Upon the issuance of the global bonds as book-entry securities, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the global bonds represented by the book-entry securities to the accounts of institutions (“DTC participants”) that have accounts with DTC or its nominee that the underwriter designates. Ownership of beneficial interests in the book-entry securities will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in the book-entry securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and on the records of DTC participants (with respect to interests of persons other than DTC participants). Investors may elect to hold interests in the global bonds through any of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), if they are participants of such systems, or indirectly through organizations which are participants in such systems.

Fiscal Agent	The global bonds will be issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and Amendment No. 3 thereto, dated as of October 26, 2016, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of certain Panama and United States federal income tax consequences associated with the global bonds, see “Taxation—Panamanian Taxation” and “—U.S. Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-U.S., U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Payment of Principal and Interest	Principal of and interest on the bonds and any other amounts due with respect to the bonds will be payable in U.S. dollars or other legal tender of the United States. As long as the global bonds are in the form of book-entry securities, payment of principal and interest to investors will be made through the facilities of DTC.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. See “Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default	The global bonds will contain events of default the occurrence of which may result in the acceleration of Panama’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the aggregate of the outstanding global bonds. See “Description of the Global Bonds— Events of Default; Acceleration of Maturity” in this prospectus supplement.

Governing Law	The global bonds will be governed by the laws of the State of New York except with respect to their authorization and execution, which will be governed by the laws of the Republic of Panama.

Listing	Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have such global bonds admitted to trading on the Euro MTF Market.

Security Identifiers	For the 2032 bonds:

CUSIP: 698299 BN3

ISIN: US698299BN37

Common Code: 223963579

For the 2060 bonds:

Cusip: 698299 BL7

ISIN: US698299BL70

Common Code: 203428545

Risk Factor	Risk factors relating to the global bonds:

•	the price at which the global bonds will trade in the secondary market is uncertain; and

•	the global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

Risk factors relating to Panama:

•	Panama is a foreign sovereign state and, accordingly, it may be difficult to obtain or enforce judgments against it;

•	certain economic risks are inherent in any investment in an emerging market country such as Panama;

•	Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits;

•	an adverse change in Panama’s debt-to-GDP ratio could increase the burden of servicing Panama’s debt;

•

Panama’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt; and

•	the worldwide economic effects of the outbreak of the Coronavirus have affected and could continue to adversely affect Panama’s economy.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Global Bonds

The price at which the global bonds will trade in the secondary market is uncertain.

Panama has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain. In addition, government-related entities in Panama may, from time to time, purchase a portion of the global bonds, further reducing the amount of global bonds outstanding and reducing the liquidity of the secondary markets for the global bonds.

The global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of any series of debt securities (including the global bonds) and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Panama is a foreign sovereign state. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the occurrence of natural disasters, regional or global pandemic, or similar events.

Any of these factors, as well as volatility in the markets for securities similar to the global bonds, may adversely affect the liquidity of, and trading markets for, the global bonds. See “Forward-Looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency through central banks that can act as lender of last resort. In 2016, Panama’s non-financial public sector balance recorded a deficit of $1,052.7 million (or 1.8% of nominal GDP). In 2017, Panama’s non-financial public sector balance recorded a preliminary deficit of $1,160.2 million (or 1.9% of nominal GDP). In 2018, Panama’s non-financial public sector balance recorded an estimated deficit of $1,858.5 million (or 2.9% of nominal GDP). In 2019, Panama’s non-financial public sector balance recorded an estimated deficit of $2,100.7 million (or 3.1% of nominal GDP). As of September 30, 2020, Panama’s non-financial public sector balance recorded an estimated deficit of U.S.$4,214.0 million (or 6.9% of nominal GDP).

Future deficits could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden on servicing Panama’s debt.

Panama’s gross public debt to GDP ratio was 37.4% in 2015, 37.3% in 2016, 37.6% in 2017, 39.4% in 2018, 46.5% in 2019 and 59.4% as of November 30, 2020. Any significant increase in Panama’s gross public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt.

Panama’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of, or relationships with, any of Panama’s major trading partners, or a global slowdown in economic growth, could adversely affect Panama’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Panama could be adversely affected by negative economic or financial developments in other emerging market countries. Panama is also vulnerable to external developments due to its reliance on foreign creditors.

In 2015, real GDP grew by 5.7%, primarily due to growth in port activity, mining, financial intermediation, tourism, and Panama Canal services. For 2016, real GDP grew by 5.0%, primarily due to construction, mining, real estate and financial intermediation activities. For 2017, preliminary real GDP grew by 5.6% primarily due to port activity, air transport, financial intermediation, and Panama Canal services. For 2018, estimated real GDP grew by 3.7% primarily due to port activity, air transport, financial intermediation, Panama Canal services, and construction. For 2019, estimated real GDP grew by 3.0% primarily due to the mining sector, as a result of the increase in the extraction of copper, in addition to port activities, air transport and Panama Canal services. In the nine-month period ended September 30, 2020, estimated real GDP fell by 20.4%, due in part to the quarantine ordered by the Government in March 2020 as a result of the COVID-19 pandemic. There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Panama. In addition, there can be no assurance that these events will not adversely affect Panama’s economy, its ability to raise funding in the external debt markets in the future or its ability to service its public debt.

The worldwide economic effects of the outbreak of the Coronavirus could adversely affect Panama’s economy.

The outbreak of Coronavirus disease 2019 (“COVID-19”) is currently having an indeterminable adverse impact on the world economy. The Coronavirus was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020, declared the outbreak a pandemic. COVID-19 has begun to have numerous worldwide effects on general commercial activity. In Panama, following the discovery of the first case of COVID-19 in the country, the government implemented various protective measures, including declaring a National State of Emergency, decreeing a national curfew, suspending international passenger flights and extending tax amnesty.

At this time, given the uncertainty of the lasting effect of COVID-19, the financial impact on Panama’s economy cannot be determined. In the medium to long term, if the spread of COVID-19 is prolonged, it could adversely affect the economies and financial markets of Panama and of many other countries, resulting in an increased economic downturn that could, among other effects, further reduce international trade flows, including shipments through the Panama Canal and air traffic through the Tocumen Airport. The occurrence of these events could continue to have an adverse effect on Panama’s economy.

INCORPORATION BY REFERENCE

The SEC allows Panama to incorporate by reference some information that Panama files with the SEC. Panama can disclose important information to you by referring you to those documents. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2019, filed with the SEC on September  21, 2020, as amended by Amendment No. 1 thereto filed on September  29, 2020 and Amendment No. 2 thereto filed on November 25, 2020 and as may be further amended from time to time (as so amended, the “Annual Report”), is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement.

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004, as amended by EC No. 1289/2008 Item	Annual Report on Form 18-K for 2019
Issuer’s position within the governmental framework	“The Republic of Panama—Form of Government and Political Parties” on pages D-23 to D-24 of Exhibit D

Geographic location and legal form of the issuer	“The Republic of Panama” on pages D-22 to D-25 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Panamanian Economy—Reforms and Development Programs” and “—Economic Performance—2015 Through 2019” on pages D-27 to D-39 of Exhibit D

Structure of the issuer’s economy	“Structure of the Panamanian Economy” on pages D-40 to D-46, “The Panama Canal” on pages D-47 to D-54, “The Colón Free Zone” on pages D-55 to D-57 and “Financial System” on pages D-72 to D-79 of Exhibit D

Gross domestic product	“The Panamanian Economy” on pages D-26 to D-39 of Exhibit D

Panama’s political system and government	“The Republic of Panama —Form of Government and Political Parties” on pages D-23 to D-24 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Central Government Budget” and“—Taxation” on pages D-63 to D-66 of Exhibit D

Gross public debt of the issuer	“Public Sector Debt” on pages D-92 to D-100 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-80 to D-91 of Exhibit D

Foreign exchange reserves	“Public Finance—International Reserves” on page D-71 of Exhibit D

Financial position and resources	“Public Finance” on pages D-63 to D-71 of Exhibit D

Income and expenditure figures and 2019 Budget	“Public Finance—Central Government Budget” on pages D-63 to D-64 of Exhibit D

USE OF PROCEEDS

The net proceeds from the sale of the global bonds, excluding payment of accrued interest, will be approximately U.S.$                , after deduction of underwriting discounts and the net expenses payable by Panama estimated to be U.S.$                . Panama intends to use the net proceeds of the offering for general budgetary purposes.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s Annual Report. To the extent the information in this section is inconsistent with the information contained in such Annual Report, the information in this section replaces such information. Initially capitalized terms used in this section have the respective meanings assigned to those terms in such Annual Report.

Political Developments

On November 26, 2020, the Government launched the Bicentennial Pact “Closing Gaps” program, an initiative by President Cortizo that seeks to promote national dialogue and reach agreements with respect to health, social security, education, economy, security and basic services. The program is designed to allow participation by individuals, families, representatives of each of the country’s economic sectors, and representatives of each political party, in order to find solutions to inequality in Panama.

On December 2, 2020, the Minister of Foreign Affairs, Alejandro Ferrer, resigned. President Cortizo appointed Érika Mouynes, a distinguished lawyer, as the new Minister of Foreign Affairs. The Vice Minister of Foreign Affairs, Federico Alfaro, also resigned and will now serve as an advisor in the Ministry of the Presidency. President Cortizo appointed Dayra Carrizo as Vice Minister of Foreign Affairs.

On December 4, 2020, Law No. 172 of October 19, 2020, which creates 10 new townships in the province of Bocas del Toro, was published in the Official Gazette.

In July 2020, Guatemalan authorities arrested Luis Enrique Martinelli Linares and Ricardo Alberto Martinelli Linares, both sons of former President of Panama Ricardo Martinelli, for extradition to the United States. On January 4, 2021, the Criminal Court of Appeals of Guatemala rejected the challenge of Luis Enrique Martinelli Linares to the extradition requested by the United States. The Martinelli Linares brothers were arrested based on a warrant alleging participation in a bribery and money laundering scheme involving U.S. banks and the construction company Odebrecht.

Recent Government Actions

On October 20, 2020, Moody’s Investor Services affirmed Panama’s credit rating of Baa1, but changed its outlook from stable to negative.

On November 24, 2020, S&P Global Ratings changed Panama’s credit rating from BBB+ with a negative outlook to BBB with a stable outlook.

On November 25, 2020, the Government announced an agreement with Pfizer Panamá and BioNTech SE to acquire 3 million doses of COVID-19 vaccines, subject to the success of clinical trials and regulatory approvals. Panama has also joined the COVAX facility in order to have access to an additional 1.1 million doses of COVID-19 vaccines.

On November 30, 2020, Law No. 185 of November 25, 2020 was published in the Official Gazette. Law No. 185 of 2020 modifies Law No. 34 of 2008 on Fiscal Social Responsibility, resulting in approved fiscal deficits of: between 9% and 10.5% of GDP in 2020; between 7% and 7.5% in 2021; 4% in 2022; 3% in 2023; 2% in 2024; and 1.5% in 2025 and subsequent years.

As of December 8, 2020, the Government announced curfew hours within the province of Panama from Monday to Sunday from 9:00 p.m. to 5:00 a.m.

As of December 11, 2020, through Resolution No. 1386, the Ministry of Health prohibited any activity that involves the agglomeration of people, in an effort to reduce the spread of COVID-19. Pursuant to such regulations, a maximum of 10 people are allowed at in-person work meetings, as long as they comply with the two-meter distancing requirement and other biosafety measures dictated by the Ministry of Health.

On December 15, 2020, the Ministry of Health announced that the Government approved the emergency use of the Pfizer COVID-19 vaccine.

On December 15, 2020, the Minister of Health, Luis Francisco Sucre, announced that a revised curfew schedule (from 7:00 p.m. to 5:00 a.m.) and a prohibition on liquor sales would apply as of December 18, 2020. Further, a total quarantine was established from December 25, 2020 to December 28, 2020, and from January 1, 2021 to January 4, 2021.

On December 28, 2020, the Government enacted Executive Decree No. 1686, which established measures to restrict mobility in the provinces of Panama and Panama Oeste to control the spread of COVID-19. The decree put into place a quarantine from January 4, 2021 to January 14, 2021, during which mobility was restricted according to gender and ID numbers and with a curfew from 8:00 p.m. until 5:00 a.m. Citizens were only allowed to leave their homes to purchase food and medicine from supermarkets, grocery stores and pharmacies. Veterinary clinics, gas stations and other essential services also remained open.

On December 31, 2020, President Cortizo signed Law No. 195 of 2020, which reduced the length of consumer credit history from 7 years to 5 years and modified Law No. 24 of 2002, which regulates consumer credit history.

On December 31, 2020, President Cortizo approved Executive Decree No. 840, which contains the regulation applicable under Law No. 93 of September 19, 2019. Law No. 93 of 2019 created the Public-Private Partnership Regime as an incentive for private investment, social development and job creation.

On January 1, 2021, the Ministry of Health announced the installation of the first of four ultra-low temperature freezers to store COVID-19 vaccines.

On January 2, 2021, in his report to the nation, President Cortizo announced that as of February 1, 2021, the amount distributed through the Digital Voucher as part of the Panama Solidario program (a social assistance program for vulnerable populations that have been affected by COVID-19) would be increased from U.S.$100 to U.S.$120 per month.

On January 4, 2021, the Minister of Foreign Affairs, Érika Mouynes, announced that Panama expects to receive the first 40,000 doses of Pfizer’s COVID-19 vaccine in January 2021. The Government has contracted to purchase 5.5 million doses of COVID-19 vaccines to vaccinate its residents.

On January 12, 2021, the Government announced its National COVID-19 Vaccination Plan. The first phase of the plan prioritizes the vaccination of health care workers and individuals over age 60 who are bedridden or in nursing homes, followed by essential workers and individuals with disabilities. The second phase prioritizes the vaccination of all individuals over age 60, individuals with chronic diseases, teachers and education administrators. During the third phase, attempts will be made to vaccinate the indigenous population and individuals who live in difficult-to-access locations, as well as workers in airports, customs and immigration, public transportation and cargo truck drivers, and prisoners. The fourth phase aims to vaccinate the remaining population over age 16. The Government expects to vaccinate 3.1 million of its 4.3 million residents.

On January 13, 2021, the Government announced a progressive reopening of certain economic activities. A nationwide curfew will be in place every day from 9:00 p.m. until 4:00 a.m., and total quarantine will be maintained on the weekends. On February 1, 2021, certain retail businesses, such as hair salons and barber shops, will be allowed to open, subject to occupancy limits. On February 15, 2021, car washes, tailors, shoe stores and restaurants are scheduled to reopen. On March 1, 2021, gyms, massage parlors, and beauty salons are scheduled to open. On March 15, 2021, beaches, spas, theaters and casinos are scheduled to reopen.

The Economy

In the nine-month period ended September 30, 2020, estimated GDP contraction was 20.4%, compared to 2.9% growth for the same period in 2019, due in part to the quarantine ordered by the Government in March

2020 as a result of the COVID-19 pandemic. Inflation, as measured by the average CPI with base year 2013, was negative 1.6% in the six-month period ended June 30, 2020.

In the nine-month period ended September 30, 2020, the transportation, storage and communications sector contracted by an estimated 6.7%, compared to the same period in 2019, primarily due to a decrease in international air operations and mobility restrictions in the regular transportation of passengers and land cargo. In the nine-month period ended September 30, 2020, mining activities increased by 23.1%, compared to the same period in 2019, reflecting a contribution of 3.4% of GDP, due to exports of copper concentrate. In the nine-month period ended September 30, 2020, the construction sector contracted by 53.0%, compared to the same period in 2019, reflecting a contribution of 9.7% of GDP, primarily due to a decline in construction of residential and non-residential buildings and the completion of investments in large private projects. In the nine-month period ended September 30, 2020, the financial intermediation sector contracted by 1.8%, compared to the same period in 2019, and represented a contribution of 9.0% of GDP. The contraction in the financial intermediation sector was attributable mainly to lower performance of the International Banking Center.

Structure of the Panamanian Economy

Principal Sectors of the Economy

Service Sector. The Panamanian economy is based primarily on the service sector, which represented 77.0% of GDP in the first nine months of 2020. Services include real estate; transportation, storage and communications; commerce, restaurants and hotels; financial intermediation; public administration; the Panama Canal; the CFZ; and public utilities. While the commerce sector, real estate sector and transportation sector represent significant percentages of real GDP (estimated to be 18.3%, 13.8% and 16.3%, respectively, of real GDP in the first nine months of 2020), the Panamanian economy is distinguished by the economic benefits generated by the Panama Canal and the CFZ.

Commerce. Commerce—which includes wholesale and retail activities as well as restaurants and hotels—is the largest component of the service sector and represented an estimated 18.3% of real GDP in the first nine months of 2020. In the first nine months of 2020, commerce activities decreased 27.5% compared to the same period of 2019, as most wholesale and retail activities were affected by the COVID-19 pandemic as a result of mobility limitations and business closures. In the first nine months of 2020, the restaurants and hotels sector decreased 51.4% due to the closure of air and land borders to prevent the spread of COVID-19.

Real Estate. The second largest component of the service sector is real estate, which consists of rental income and the imputed rental value of real estate that is occupied but not rented. Real estate represented an estimated 13.8% of GDP in chained volume measure in the first nine months of 2020.

Transportation and Communications. The transportation and communications sector, which includes ports, airports, railways and telecommunications and is the third largest component of the service sector, has been an important component of the Panamanian economy in recent years. It represented an estimated 16.3% of real GDP in chained volume measure during the first nine months of 2020.

Financial Services. The financial services sector represented an estimated 9.2% of GDP in chained volume measure during the first nine months of 2020. An important component of the sector’s contribution to GDP is attributable to the banking sector, which, as of October 2020, consisted of two (2) state-owned banks (Banco Nacional de Panama (“BNP”) and Caja de Ahorros) and 68 private banks. The banking sector includes general license banks, international license banks, and foreign banks with representative offices. As of October 31, 2020, banking sector assets and deposits totaled approximately U.S.$129.1 billion and U.S.$ 93.8 billion, respectively.

Colón Free Zone. For the first nine months of 2020, CFZ value added (implied by the value of re-exports minus the value of imports) decreased to an estimated U.S.$344.7 million, compared to U.S.$514.2 million in the same period of 2019.

Panama Canal. In the PCA’s 2020 fiscal year, canal transits decreased to 13,369 transits from 13,785 transits in 2019, while cargo tonnage increased to 255.8 million long tons from 253.0 million long tons in 2019. According to the PCA, toll revenues for fiscal year 2020 reached U.S.$2,663.0 million, an increase of 2.7% compared to U.S.$2,593.0 million in fiscal year 2019, representing 4.4% of Panama’s estimated GDP for 2020 measured in nominal dollars.

Industrial Sector. After the service sector, the next largest segment of the economy consists of the industrial activities of manufacturing and construction, collectively representing an estimated 14.4% of GDP in chained volume measure during the first nine months of 2020.

Manufacturing represented an estimated 4.7% of GDP in chained volume measure during the first nine months of 2020. Manufacturing is principally geared to the production of processed foods and beverages and, to a lesser extent, clothing, chemical products and construction materials for the domestic market.

Construction activity represented an estimated 9.7% of GDP and decreased by 53.0% during the first nine months of 2020, compared to the same period of 2019, due to the forced closure of construction projects during the government-decreed quarantine.

Agriculture, Fisheries and Mining Sector. The agriculture, fisheries and mining sector accounted for an estimated 6.6% of real GDP during the first nine months of 2020. Principal agricultural products include bananas, fish, shrimp, sugar, coffee, meat, dairy products, tropical fruits, rice, corn and beans. During the first nine months of 2020, the value of agricultural production (which includes fisheries production) is estimated to have increased by 4.0%. During the first nine months of 2020, the value of the mining sector is estimated to have increased by 23.1%, compared to the same period of 2019.

Role of the Government in the Economy

General Government current expenditures (including the Central Government, Caja de Seguro Social and consolidated agencies, but excluding state-owned financial institutions and interest payments) totaled U.S.$7.1 billion as of September 30, 2020.

The following table sets forth summary financial information on principal public sector businesses for the first half of 2020:

Selected State-Owned Enterprises(1)

2020 Financial Statistics(2)

(In millions of dollars)

	Total Assets	Capital and Reserves	Gross Revenues	Net Income
Banco Nacional de Panamá (“BNP”) (banking)	$16,782.7	1,001.9	273.2	106.5
Empresa de Transmisión Eléctrica (“ETESA”) (electricity transmission)	$1,003.3	363.1	98.7	17.4
Aeropuerto Internacional de Tocumen (“AITSA”) (airport)	$2,235.7	593.3	164.6	79.6

Note: Totals may differ due to rounding.

(1)	All enterprises are 100% owned by the Government.
(2)	For period ended September 30, 2020.

Source: BNP, Bolsa de Valores de Panamá, ETESA and AITSA.

Road Transportation.

On November 19, 2020, ENA Master Trust issued U.S.$400,000,000 aggregate principal amount of its 4.000% Senior Secured Notes due 2048, which proceeds were used (i) to redeem in full ENA Sur Trust’s 5.750% Series 2011 Class A Notes Due 2025, ENA Sur Trust’s 5.250% 2011 Class B Series Notes Due 2025 and ENA Este Trust’s 6.000% Notes Due 2024; (ii) to fund certain accounts of ENA Master Trust; (iii) to invest in capital projects of ENA Sur and ENA Este; (iv) to pay certain expenses; and (v) for other general corporate purposes.

Banking.

Collectively, BNP and Caja de Ahorros had approximately 15.1% of deposits and 16.5% of assets in the national banking system as of September 30, 2020. See “Structure of the Panamanian Economy—Public Sector Banking Institutions” for more information on BNP and Caja de Ahorros.

Panama Canal

On average, from the Canal’s fiscal year 2016 to the fiscal year 2020, transits through the Canal decreased by 0.7% and cargo tonnage increased by 2.6%. Factors such as the development of alternative land routes and the increasing size of vessels that can transit through the Canal have contributed to the decrease in the number of vessels required to transport cargo between 2015 and 2019. On average, from fiscal year 2016 to fiscal year 2020, toll revenues have increased by 6.2% per annum, primarily due to an increase in toll rates. During fiscal year 2020, the PCA had a surplus of approximately U.S.$1,281.4 million, compared to U.S.$1,251.9 million in 2019.

The following table sets forth the Canal’s statistical and financial information for fiscal years 2016 through 2020 (each ended on September 30):

TABLE NO. 8

Panama Canal Principal Statistics

Fiscal Year	Number of Transits	Tolls (millions of U.S. dollars)	Long Tons of Cargo (millions)
2016	13,114	$1,933.0	$204.7
2017	13,548	$2,238.0	$241.1
2018	13,795	$2,485.0	$255.0
2019	13,785	$2,593.0	$253.0
2020	13,369	$2,663.0	$255.8

Source: Panama Canal Authority.

The Panama Canal Authority

For the 2020 fiscal year, the PCA paid to the Central Government U.S.$1,824.1 million in dividends, an increase of 2.1% compared to U.S.$1,786.4 million for the 2019 fiscal year. For the 2019 fiscal year, the PCA paid to the Central Government U.S.$1,786.4 million in dividends, an increase of 4.9% compared to U.S.$1,199.1 million in dividends that the PCA paid to the Central Government for the 2018 fiscal year.

For the 2020 fiscal year, the PCA paid to the Central Government U.S.$542.7 million from tolls and services, an increase of 7.6% compared to U.S.$534.5 million for the 2019 fiscal year. For the 2019 fiscal year, the PCA paid to the Central Government U.S.$534.5 million from tolls and services, an increase of 6.1% compared to U.S.$503.7 million for the 2018 fiscal year.

On September 28, 2020, the National Assembly approved the PCA’s budget for fiscal year 2021, which estimates income of U.S.$3,308.9 million, contributions to the National Treasury in the amount of U.S.$1,760.3 million, and maintenance work in the amount of U.S.$350.0 million. The budget also contemplates an investment in a new water management project that aims to guarantee the quantity and quality of water both for human consumption and for the operation of the Canal.

On November 26, 2020, the PCA announced that the rate of container ships passing through the Panama Canal was consistently above COVID-adjusted projections set in May 2020.

On December 4, 2020, the PCA announced that they may add additional booking slots for LNG tankers to address the increase in U.S. exports and alleviate delays that LNG tankers without reservations had been experiencing.

On December 21, 2020, the PCA announced that it would take part in the initiative led by the World Economic Forum and UNICEF to assist with the transportation and distribution of COVID-19 vaccines to countries participating in the COVAX facility.

The Colón Free Zone

For the first half of 2020, Panama’s non-CFZ merchandise exports were preliminarily estimated at U.S.$335.4 million, while non-CFZ merchandise imports were preliminarily estimated at U.S.$4.0 billion.

Employment and Labor

Labor Force

As of September 2020, Panama’s labor force was preliminarily estimated at 2.0 million people, which represented approximately 63.0% of the total working age population, a decrease from 2.1 million people as of August 2019.

As of September 2020, the unemployment rate was 18.5%, compared to 7.1% in August 2019, which increase was mainly due to the impact of the COVID-19 pandemic on the country’s labor market.

The following table sets forth certain labor force and unemployment statistics for the five years from 2016 through 2020:

TABLE NO. 9

Labor Force and Employment

	2016(4)	2017(4)	2018(4)	2019(4)	2020(5)
Total Population(1)	4,037.0	4,098.1	4,158.8	4,218.8	4,278.5
Working-Age Population(1)	2,910.0	2,973.3	3,038.4	3,105.8	3,181.0
Labor Force
Employed(1)	1,770.7	1,785.8	1,868.6	1,920.6	1,631.7
Unemployed(1)	102.9	116.6	118.3	146.1	371.6
Total	1,873.6	1,902.5	1,986.9	2,066.7	2,003.3

	(annual percentage change)
Total Population	1.6%	1.5%	1.5%	1.4%	1.4%
Working-Age Population	2.2%	2.2%	2.2%	2.2%	2.4%
Labor Force
Employed	2.1%	0.9%	4.6%	2.8%	(15.0%)
Unemployed	11.5%	13.3%	1.5%	23.5%	154.3%
Total	2.6%	1.5%	4.4%	4.0%	(3.1%)

	(in percent)
Labor Force:
Participation Rate(2)	64.4%	64.0%	65.4%	66.5%	63.0%
Employment Rate(3)	94.5	94.0	94.0	92.9	81.5
Unemployment Rate	5.5	6.1	6.0	7.1	18.5

(1)	In thousands
(2)	Total labor force as percentage of working-age population.
(3)	Employed labor force as percentage of total labor force.
(4)	From 2016 to 2019, the data is recorded as of August of each year.
(5)	For the year 2020, the data is recorded as of September, due to COVID-19 restrictions.

Source: Office of the Comptroller General.

Salaries and Wages

In 2019, the average monthly wage in all sectors of the Panamanian economy (excluding private enterprise laborers) was U.S.$1,209.5, a decrease of 14.9% compared to 2018. In 2019, the average monthly wage for Central Government employees was U.S.$1,413.2, an increase of 3.1% compared to 2018. In 2019, the average monthly wage for municipal public sector employees was U.S.$754.8, an increase of 5.7% compared to 2018. In 2019, the average banana plantation monthly wage was U.S.$528.8, an increase of 1.7% compared to 2018. In 2019, the average monthly public sector wage was U.S.$1,501.8, an increase of 3.9% compared to 2018.

The following table sets forth a summary of average real monthly wages for the years ended in August 2015 through August 2019:

TABLE NO. 10

Average Real Monthly Wages

	2015	2016	2017	2018	2019
Public Sector:
Central Government	$1,058.8	$1,143.8	$1,311.2	$1,370.9	$1,413.2
Autonomous agencies	1,097.8	1,193.9	1,254.6	1,352.4	1,404.7
Social Security	1,108.3	1,332.4	1,532.2	1,604.3	1,665.6
Municipalities	569.2	640.8	666.6	714.1	754.8
Public Enterprises	1,750.6	2,013.6	2,011.8	2,049.1	2,147.5
All Public Sector	1,131.9	1,258.8	1,381.9	1,445.9	1,501.8
Banana Plantations	530.6	520.7	575.2	519.8	528.8
All Employees	$1,115.3	$1,237.6	$1,358.5	$1,422.0	$1,209.5

	2015	2016	2017	2018	2019
	(annual percentage change)
Public Sector:
Central Government	9.3%	8.0%	14.6%	4.6%	3.1%
Autonomous Agencies	8.8	8.8	5.1	7.8	3.9
Social Security	0.6	20.2	15.0	4.7	3.8
Municipalities	6.2	12.6	4.0	7.1	5.7
Public Enterprises	6.4	15.0	(0.1)	1.9	4.8
All Public Sector	7.0	11.2	9.8	4.6	3.9
Banana Plantations	6.5	(1.9)	10.5	(9.6)	1.7
All Employees	7.0%	11.0%	9.8%	4.7%	(14.9)%

Note: Totals may differ due to rounding.

Source: Office of the Comptroller General.

Social Security

Social security benefits covering private sector and public sector employees are provided by Caja de Seguro Social (“CSS”), with additional benefits for public sector employees provided through the Complementary Pension Fund for Civil Servants (“CPF”). The main sources of CSS revenue are contributions equal to 22.0% of wages (9.75% paid by employees and 12.25% by employers), Central Government transfers and investment income. In 2019, CSS’s revenues and expenditures amounted to 5.5% and 5.4% of nominal GDP, respectively.

Since its inception in July 2000 through November 30, 2020, SIACAP had administered over U.S.$1.7 billion in contributions and revenues. As of November 30, 2020, SIACAP had 501,571 participants and carried a balance of U.S.$807.2 million in contributions from its participants.

Public Finance

Central Government Budget

The National Assembly approved Panama’s 2021 budget on October 28, 2020. The 2021 budget contemplates total expenditures of U.S.$24.2 billion, with budget estimates based on an anticipated nominal GDP of U.S.$67.5 billion (4.0% real growth from 2020) and an anticipated consolidated non-financial public sector deficit of approximately U.S.$4.7 billion (approximately 7.0% of preliminary nominal GDP) for 2021. Article 10 of the Social and Fiscal Responsibility Law, as amended by Law No. 38 of 2012, amended by Law No. 51 of 2018, amended by Law No. 102 of 2019, and amended by Law 185 of 2020, establishes a ceiling for the fiscal deficit adjusted balance of the non-financial public sector of 9-10.5% of nominal GDP projected in the budget for the 2020 fiscal year, 7-7.5% of nominal GDP projected in the budget for the 2021 fiscal year, 4% of nominal GDP projected in the budget for the 2022 fiscal year, 3% of nominal GDP projected in the budget for the 2023 fiscal year, 2% of nominal GDP projected in the budget for the 2024 fiscal year and 1.5% of nominal GDP projected in the budget for the fiscal year 2025 and subsequent years. The 2021 budget allocates public recurrent and capital expenditures as follows: 44.4% to social services; 16.4% to financial services; 12.7% to general services; 6.4% to infrastructure development; 3.0% to development and promotion of production; 0.9% to environment and technology; and 16.3% to other services.

As of September 30, 2020, Panama’s non-financial public sector balance registered a deficit of approximately U.S.$4.2 billion (6.9% of nominal GDP), an increase of 58.2% compared to a deficit of approximately U.S.$2.7 billion as of September 30, 2019 (4.0% of nominal GDP), in part due to a 4.8% increase in current expenditures.

As of September 30, 2020, the Central Government’s overall balance registered a deficit of approximately U.S.$4.4 billion (7.3% of nominal GDP), an increase of 27.8% compared to a deficit of approximately U.S.$3.5 billion (5.2% of nominal GDP) as of September 30, 2019, in part due to a 27.8% decrease in current revenues.

Central Government tax revenues as of September 30, 2020 were U.S.$2.8 billion, a decrease of 31.1% from U.S.$4.1 billion of tax revenues as of September 30, 2019. Approximately 58.9% of tax revenues as of September 30, 2020, were from direct taxes, compared to 53.9% of tax revenues as of September 30, 2019. Direct tax revenues as of September 30, 2020 were U.S.$1.7 billion, a 24.6% decrease from U.S.$2.2 billion as of September 30, 2019, primarily due to a decline in income and other taxes.

Revenues and Expenditures

The Central Government’s total revenues as of September 30, 2020 were U.S.$3,736.3 million, a 27.7% decrease compared to U.S.$5,168.5 million as of September 30, 2019. As of September 30, 2020, capital expenditures were U.S.$2,121.8 million, a 24.9% decrease compared to U.S.$2,825.1 million for the same period in 2019. As of September 30, 2020, current savings were U.S.$2,332.7 million, approximately 3.8% of preliminary 2020 GDP and a 254.2% decrease compared to U.S.$658.5 million as of September 30, 2019.

The non-financial public sector, which includes the Central Government, decentralized agencies (including CSS and principal universities) and non-financial public enterprises, had total revenues of U.S.$6,164.2 million as of September 30, 2020, a 23.4% decrease compared to U.S.$8,046.7 million as of September 30, 2019, mainly due to a decrease in the Central Government’s current revenues. The non-financial public sector current savings registered a deficit of U.S.$2,131.7 million as of September 30, 2020, a 1,810.3% increase compared to a U.S.$124.6 million surplus as of September 30, 2019.

International Reserves

As of September 30, 2020, BNP’s foreign assets amounted to U.S.$8.3 billion, an increase of 196% compared to U.S.$2.8 billion as of December 31, 2019. This increase was mainly due to Panama’s issuance during 2020 of U.S.$2,500,000,000 of its 4.500% Global Bonds due 2056, U.S.$1,250,000,000 of its 2.252% Global Bonds due 2032 and U.S.$1,000,000,000 of its 3.870% Global Bonds due 2060.

Precautionary and Liquidity Line with the IMF

On January 19, 2021, the IMF approved a two-year arrangement for Panama under a Precautionary and Liquidity Line (“PLL”) in the amount of SDR 1.884 billion (approximately U.S.$2.7 billion), or 500% of Panama’s IMF quota. Panama intends to treat the PLL as precautionary, serving as insurance against economic shocks during the COVID-19 pandemic. The IMF’s PLL provides liquidity to countries that demonstrate strong economic performance and strong records of policy implementation. As part of the PLL program, Panama has committed to (i) supporting its population during the COVID-19 pandemic, followed by gradual fiscal consolidation aimed at post-pandemic economic recovery; (ii) strengthening its anti-money laundering and terrorist financing regime to address deficiencies identified by the FATF and facilitate removal from the FATF’s grey list; (iii) supporting the stability of its financial system by ensuring liquidity and improving its macroprudential framework; (iv) strengthening data adequacy; (v) improving its public financial management practices to increase fiscal transparency and avoid domestic arrears; and (vi) complying with indicative targets for government and bank liquidity. Access to funds under the PLL will be limited to 250% of the quota (SDR 942 million) for the first year and the remaining SDR 942 million would become available in the second year (for a total of SDR 1.884 billion); during this time the IMF will be conducting semiannual reviews.

Financial System

As of September 30, 2020, the financial service sector represented an estimated 9.2% of GDP in chained volume measure. For the year ended 2019, local secondary market transactions reached U.S.$1,353.9 million. During the eleven-month period ended November 30, 2020, local secondary market transactions in Panama totaled U.S.$1,924.1 million.

During the eleven-month period ended November 30, 2020, aggregate trades through La Bolsa de Valores de Panamá (“La Bolsa”) totaled U.S.$7.5 billion. La Bolsa remains a small portion of the financial services sector. During the eleven-month period ended November 30, 2020, equity trades represented 2.4% of trading volume.

The Banking Sector

As of October 31, 2020, two official banks, 41 private sector general license banks, 17 international license banks and 10 representative offices constituted the banking sector. Of the 41 private sector general license banks, 13 were incorporated in Panama and the rest abroad.

As of June 30, 2020, measured by assets, the largest bank based in Panama was Banco General, S.A., with U.S.$.17.6 billion in assets, and the second largest bank based in Panama was BNP with U.S.$12.9 billion in assets. Two of the other largest banks, based on assets, are Banistmo, S.A. and BAC International Bank Inc. The largest international license banks, based on assets, are Bancolombia (Panama), S.A., Banco de Bogotá S.A. and Banco de Crédito del Perú.

Public Sector Banking Institutions

Banco Nacional de Panamá. BNP is the largest public sector banking institution in Panama in terms of domestic credit, local deposits and savings deposits. BNP’s total assets, as of September 30, 2020, were U.S.$16.8 billion, its bank deposits were U.S.$8.6 billion, and its net loans were U.S.$4.4 billion, of which U.S.$331.3 million were made to the public sector and U.S.$4.2 billion were made to the private sector.

As of September 30, 2020, BNP’s capital and reserves represented 11.7% of its bank deposits and 6.0% of its total assets. BNP generated gross income of U.S.$273.2 million as of September 30, 2020.

As of September 30, 2020, BNP’s foreign assets were U.S.$8.3 billion, an increase of 196% compared to U.S.$2.8 billion as of December 31, 2019.

Other Financial System Components

Stock Exchange. In 1990, a private stock exchange, La Bolsa was created. While it has had considerable growth, with aggregate trades increasing from U.S.$30.6 million in 1991 to U.S.$7.5 billion in November 2020, La Bolsa remains a small portion of the financial services sector. Equity trades represented 2.4% of November 2020 trading volume.

Interest Rates. In October 2020, the average interest rate paid by Panamanian banks for one-year deposits was 2.95%, while the interest rate for personal credit transactions averaged 8.71%. In general terms, the differential between borrowing and lending interest rates for Panamanian banks was 5.76% in October 2020.

Insurance. In 1984, Panama adopted legislation intended to foster offshore insurance activity. In July 1996, the National Assembly passed a law establishing a new insurance regulatory structure. As of October 2020, there were 23 insurance companies and 3,234 insurance brokerages. The 3,234 insurance brokerages consisted of 2,782 individual brokers, 393 brokerage companies and 59 temporary permissions. The total registered assets of the insurance companies, as of March 2020, equaled U.S.$3.3 billion.

Financial Services. A small non-deposit-taking financial services industry exists that provides leasing, consumer durables financing and other small-scale lending. In November 2020, there were 194 locally incorporated companies participating in the financial services industry.

Foreign Trade and Balance of Payments

Composition of Foreign Trade

In the ten-month period ended October 31, 2020, Panama’s exports of goods (FOB), excluding the CFZ, recorded a preliminary total of U.S.$1,450.5 million, an increase of 17.4% compared to U.S.$1,235.8 million during the same period of 2019, in part due to higher exports of copper minerals and fresh and frozen fish. In the ten-month period ended October 31, 2020, Panama’s imports of goods (CIF), excluding the CFZ, recorded a total of U.S.$6,521.6 million, a decrease of 40.1% compared to U.S.$10,889.2 million during the same period of 2019, in part due to lower imports of consumer goods, specifically fuel and lubricants.

For the ten-month period ended October 31, 2020, banana and pineapple exports recorded a preliminary total of U.S.$126.1 million, a 2.5% increase from U.S.$123.0 million during the same period of 2019, primarily due to higher exports of bananas.

For the ten-month period ended October 31, 2020, shrimp exports recorded a preliminary total of U.S.$13.9 million, a 47.6% decrease from U.S.$26.6 million during the same period in 2019, primarily due to lower sales in the United States.

For the ten-month period ended October 31, 2020, exports of frozen yellow fin tuna and fresh and frozen fish filets recorded a preliminary total of U.S.$47.9 million, a 21.6% increase from U.S.$39.4 million during the same period of 2019, primarily due to an increase in the catch of fish and other marine species.

For the ten-month period ended October 31, 2020, beef cattle exports recorded a preliminary total of U.S.$25.6 million, a 14.3% increase from U.S.$22.4 million during the same period of 2019, primarily due to growth in export volumes from increased demand.

Foreign Direct Investment

Panama’s foreign direct investment (“FDI”) for the six months ended June 30, 2020 was U.S.$1,429.8 million, a decrease of U.S.$486.0 million or 25.4% from U.S.$1,915.8 million in the same period of 2019. Reinvested earnings were the source of 44.2% of FDI in the six months ended June 30, 2020, which the government believes is based on continued confidence of investors in the performance shown by the Panamanian economy. In the six months ended June 30, 2020, 9.0% of FDI came from purchases of shares of domestic companies by non-resident investors. The remaining 46.8% of FDI was from other capital. Of gross FDI, U.S.$82.8 million corresponds to capital invested in the CFZ in the six months ended June 30, 2020, a decrease of U.S.$131.5 million compared to the same period in 2019.

The following table sets forth the foreign direct investment in Panama by investor residence for the years 2015 through 2019:

TABLE NO. 23

Foreign Direct Investment in Panama by Investor Residence

	(in thousands of U.S. $)
	2015(R)	2016(P)	2017(P)	2018(P)	2019(P)
TOTAL	4,555,989	4,745,422	4,176,645	5,080,552	4,320,376
EUROPE	831,965	462,372	(404,375)	727,077	821,078
European Union	665,121	218,384	(936,951)	725,808	838,007
Germany	14,443	(4,587)	43,315	50,239	175,365
Belgium	(8,476)	4,194	1,116	7,125	(3,379)
Denmark	23,897	10,589	(965)	2,899	135
Spain	99,076	85,203	220,054	(53,551)	(68,621)
France	(80,074)	(36,224)	9,577	(4,625)	20,409
Italy	40,167	59,320	52,910	118,201	70,048
Netherlands	398,343	(151,696)	(25,526)	268,771	432,627
United Kingdom	160,309	262,843	(1,257,183)	246,158	175,798
Sweden	9,969	3,022	3,664	(10,585)	5,789
Other Countries(1): Greece, Hungary, Austria, Poland, Portugal, and Finland	7,467	(14,280)	16,087	101,177	29,835
Other European Countries	166,843	243,988	532,576	1,268	(16,928)
Andorra	3,394	5,120	2,889	1,006	749
Norway	12	(1,353)	44	(642)	(117)
Switzerland	161,148	232,390	547,291	(14,823)	(40,948)
Other countries(1): Liechtenstein, Russia and Turkey	2,289	7,831	(17,648)	15,727	23,387
AFRICA	0	0	0	0	0
South Africa	0	0	0	0	0
AMERICA	3,476,770	3,576,200	4,156,533	3,379,294	3,060,946
North America	2,192,862	1,685,304	3,153,604	2,650,247	954,302
Canada	1,387,067	636,833	2,141,537	1,529,389	1,603,211
United States	711,220	1,058,698	787,903	1,027,941	(565,304)
Mexico	94,575	(10,227)	224,164	92,918	(83,605)
Central America and the Caribbean	385,301	256,315	453,036	380,125	473,789
Aruba	(3,400)	(5,457)	(2,425)	(8,485)	(327)
Bahamas	41,611	28,944	86,238	50,346	45,364
Barbados	(604)	(1,065)	(1,424)	802	757
Costa Rica	78,510	7,433	104,420	150,081	154,822
Cuba	(1,997)	(6,020)	2,009	(5,378)	(668)
El Salvador	15,983	24,025	34,607	35,319	23,020
Guatemala	29,239	44,466	16,146	25,732	(18,593)
Honduras	13,497	(52,669)	1,222	(3,719)	15,856
Islas Vírgenes de Estados Unidos	23,681	8,872	10,419	10,092	2,862

	(in thousands of U.S. $)
	2015(R)	2016(P)	2017(P)	2018(P)	2019(P)
Jamaica	66,625	15,574	31,352	41,136	150,139
Nicaragua	11,958	29,044	22,613	492	24,372
Puerto Rico	(2,095)	(4,538)	20,402	18,858	6,489
Dominican Republic	32,637	49,914	29,603	32,412	28,167
Other countries(1): Belize, Cayman Islands, Haiti, Leeward Islands (UK), San Martin Island, Virgin Islands (USA), Trinidad and Tobago	79,656	117,792	97,854	32,438	41,529
South America	898,607	1,634,581	549,893	348,922	1,632,855
Argentina	1,071	40,449	(7,851)	(73,527)	90,837
Bolivia	8	(8)	(293)	(17)	3,858
Brazil	153,688	63,744	(50,231)	(170,367)	21,730
Chile	89	19,769	14,692	(39,043)	7,475
Colombia	659,450	912,741	445,913	582,674	1,082,587
Ecuador	27,793	300,017	28,777	18,135	231,281
Peru	26,442	17,834	24,582	(4,040)	20,485
Venezuela	30,067	280,035	94,304	35,107	174,602
ASIA	523,395	692,598	300,841	572,054	89,245
Middle and Near East	(2,401)	(768)	344	(636)	1,956
Israel	(450)	(1,240)	1,779	667	1,708
Lebanon(2)	(1,951)	472	(1,435)	(1,303)	248
Central Asia, southern and other Persian Gulf countries	83,815	14,411	(4,089)	214,168	55,429
India	(1,366)	2,664	13	(895)	(1,937)
Singapore	77,333	19,778	(3,748)	174,018	59,602
Other countries(1): Philippines, Pakistan, Saudi Arabia and Lebanon	7,848	(8,031)	(354)	41,045	(2,236)
East Asia	441,980	678,955	304,586	358,522	31,860
China, Hong Kong	(1,963)	10,809	(28,320)	(569)	(1,418)
China, People’s Republic of	33,411	124,836	51,562	32,575	45,096
Republic of Korea (South of Korea)	313,835	259,066	(48,853)	93,835	99,835
Japan	(4,496)	59,482	(42,638)	36,602	50,278
Republic of China (Taiwan)	101,194	224,762	372,835	196,079	(161,931)
OTHER COUNTRIES:(1) Angola, Uruguay, Australia and South Africa(3)	(276,140)	14,252	123,646	402,128	349,107

Note: Totals may differ due to rounding.

(1)	Due to statistical confidentiality, countries with up to two companies making direct investments have been included in this line.
(2)

In 2013, Lebanon was included within other countries in the Central Asia, southern and other Persian Gulf countries, because it did not have the required amount of companies to preserve data confidentiality.

(3)	In 2014, South Africa was included within other countries in East Asia.
(R)	Revised data.
(P)	Preliminary data.

Source: Office of the Comptroller General.

The following table sets forth foreign direct investment in Panama by category of economic activity for the years 2015 through 2019:

TABLE NO. 24

Foreign Direct Investment in Panama by Category of Economic Activity

	(in thousands of U.S.$)
	2015(R)	2016(R)	2017(P)	2018(P)	2019(P)
TOTAL	4,555,989	4,745,422	4,176,645	5,080,552	4,320,376
Agriculture, cattle, hunting and forestry	5,600	(71,301)	(18,101)	1,674	5,182
Mining and quarrying	1,673,109	801,053	2,061,397	1,610,002	1,626,366
Manufacturing industries	(7,634)	220,819	315,730	118,979	556,755
Electricity, gas and water supplies	109,862	198,393	22,274	(136,479)	119,890
Construction	299,984	208,308	280,171	(48,706)	199,080
Wholesale and retail	973,664	904,430	1,128,987	1,932,436	1,726,603
Transport, storage and mail	208,695	546,741	(484,314)	(226,817)	(474)
Hotels and restaurants	87,448	255,871	45,118	(7,458)	28,682
Information and communication	402,839	242,069	133,403	152,008	253,099
Finance and insurance activities	708,605	1,022,395	379,487	484,719	740,407
Real estate activities	(67,467)	116,847	(40,614)	141,101	10,841
Professional, scientific and technical activities	61,595	60,924	21,989	161,253	32,327
Administrative activities and support services	37,033	32,290	88,267	865,076	(978,993)
Education	19,566	49,339	47,786	(2,791)	60,904
Social and health related services	7,896	4,792	23,925	11,551	7,858
Arts, entertainment and related activities	39,719	27,595	49,807	68,334	(66,232)
Other service activities	(4,522)	124,857	121,333	18,616	(1,921)

Note: Totals may differ due to rounding.

(R)	Revised figures.
(P)	Preliminary figures.

Source: Office of the Comptroller General.

Balance of Payments

In the six-month period ended June 30, 2020, Panama registered an estimated overall surplus of U.S.$2,462.8 million, compared to an overall surplus of U.S.$73.2 million in the same period of 2019, mainly due to an increase in foreign investment.

In the six-month period ended June 30, 2020, the current account balance recorded a surplus of U.S.$20.4 million, an increase of 100.9% compared to a current account deficit of U.S.$2,303.5 million for the same period of 2019. This was primarily due to an increase in the balance of goods and services to U.S.$1,228.5 million in the six months ended June 30, 2020, compared to a deficit of U.S.$351.4 million during the same period of 2019.

In the six-month period ended June 30, 2020, the capital and financial account balance recorded a surplus of U.S.$2,525.5 million, an increase of 125.6% compared to a capital and financial account surplus of U.S.$1,119.4 million for the same period of 2019.

Public Debt

As of December 31, 2020, total public debt was U.S.$36,959.94 million. Internal public debt accounted for 19.33% of total debt, while external public debt accounted for 80.67% of total debt. The average maturity of the debt portfolio as of December 31, 2020 was 14.3 years, with an average duration of 9.4 years. As of December 31, 2020, local secondary market transactions in Treasury securities reached U.S.$1,224.6 million.

DESCRIPTION OF THE GLOBAL BONDS

Panama will issue the global bonds under the fiscal agency agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated September 4, 2003, Amendment No. 2 thereto, dated February 13, 2015 and Amendment No. 3 thereto, dated October 26, 2016, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Panama urges you to read the fiscal agency agreement and the forms of global bond in making your decision on whether to invest in the global bonds. Panama has filed a copy of these documents with the SEC, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and, to the extent inconsistent therewith, replaces information contained in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

Terms applicable to the 2032 bonds

The 2032 bonds:

•	will be issued in an aggregate principal amount of U.S.$ ;

•	will mature at par, including any accrued and unpaid interest, on September 29, 2032;

•	will bear interest at 2.252% per annum accruing from September 29, 2020, calculated on the basis of a 360- day year, consisting of twelve 30-day months;

•

will pay interest semi-annually in arrears in equal installments on March 29 and September 29 of each year, beginning March 29, 2021 to be paid to the person in whose name the global bond is registered at the close of business on the preceding March 14 or September 14, respectively, whether or not a business day;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not entitle its holders to the benefit of any sinking fund;

•

will be unsubordinated, unsecured (subject to the provisions in the 2032 bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The 2032 bonds will be designated equal ranking securities and, as such, the 2032 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the 2032 bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the 2032 bonds and all obligations of Panama in respect of the 2032 bonds;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

Terms applicable to the 2060 bonds

The 2060 bonds:

•	will be issued in an aggregate principal amount of U.S.$ ;

•	will mature at par, including any accrued and unpaid interest, on July 23, 2060;

•	will bear interest at 3.870% per annum accruing from January 23, 2021, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•	will be repaid in three equal annual installments on July 23 of each year, commencing on July 23, 2058;

•

will pay interest semi-annually in arrears in equal installments on January 23 and July 23 of each year, beginning July 23, 2021 to be paid to the person in whose name the global bond is registered at the close of business on the preceding January 8 or July 8, respectively, whether or not a business day;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not entitle its holders to the benefit of any sinking fund;

•

will be unsubordinated, unsecured (subject to the provisions in the 2060 bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The 2060 bonds will be designated equal ranking securities and, as such, the 2060 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the 2060 bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the 2060 bonds;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

Terms applicable to the 2032 bonds and the 2060 bonds

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the Republic’s outstanding Public External Indebtedness issued prior to March 16, 2015. These provisions are referred to as “aggregated collective action clauses.” Under these provisions, Panama may amend the payment provisions of the global bonds and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Additionally, if an event of default has occurred and is continuing with respect to the global bonds, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the outstanding aggregate principal amount of the global bonds. Those provisions are described in the sections entitled “—Events of Default; Acceleration of Maturity” and “—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus.

Optional Redemption

Optional Redemption of the 2032 bonds

Prior to June 29, 2032 (three months prior to the maturity date of the 2032 bonds), the 2032 bonds will be redeemable, in whole or in part, at any time and from time to time, at Panama’s option, on not less than 30 nor more than 60 days’ notice to holders, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2032 bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 bonds being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 25 basis points, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date.

At any time on or after June 29, 2032 (three months prior to the maturity date of the global bonds), the 2032 bonds will be redeemable, in whole or in part at any time and from time to time, at Panama’s option, on not less than 30 nor more than 60 days’ notice to holders, at a redemption price equal to 100% of the principal amount of the 2032 bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

Optional Redemption of the 2060 bonds

Prior to January 23, 2060 (six months prior to the maturity date of the 2060 bonds), the 2060 bonds will be redeemable, in whole or in part, at any time and from time to time, at Panama’s option, on not less than 30 nor more than 60 days’ notice to holders, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2060 bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2060 bonds being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 20 basis points, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date.

At any time on or after January 23, 2060 (six months prior to the maturity date of the global bonds), the 2060 bonds will be redeemable, in whole or in part at any time and from time to time, at Panama’s option, on not less than 30 nor more than 60 days’ notice to holders, at a redemption price equal to 100% of the principal amount of the 2060 bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

Definitions and Terms Applicable to Optional Redemption of the 2032 bonds

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi- annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker appointed by Panama as having an actual or interpolated maturity comparable to the remaining term of the 2032 bonds, or such other maturity as would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the 2032 bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Panama obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means, either Citigroup Global Markets Inc. or Goldman Sachs & Co. LLC or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Panama.

•

“Reference Treasury Dealer” means, Citigroup Global Markets Inc. or Goldman Sachs & Co. LLC or their affiliates and any three other Primary Treasury Dealers selected by Panama; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Republic will substitute such dealer for another Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Panama, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Panama by such Reference Treasury Dealer at 3:30 p.m., (New York time) on the third business day preceding such redemption date.

Definitions and Terms Applicable to Optional Redemption of the 2060 bonds

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi- annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker appointed by Panama as having an actual or interpolated maturity comparable to the Weighted Average Life of the 2060 bonds to be redeemed or such other maturity as would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the Weighted Average Life of the 2060 bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Panama obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means, either Citigroup Global Markets Inc. or J.P. Morgan Securities LLC or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Panama.

•

“Weighted Average Life” at any date means the number of years obtained by dividing: (1) the sum of products obtained by multiplying (a) the amount of each then remaining installment in respect of the 2060 bonds, by (b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such installment payment; by (2) the then outstanding principal amount of the 2060 bonds.

•

“Reference Treasury Dealer” means, Citigroup Global Markets Inc. or J.P. Morgan Securities LLC or their affiliates and any three other Primary Treasury Dealers selected by Panama; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Republic will substitute such dealer for another Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Panama, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Panama by such Reference Treasury Dealer at 3:30 p.m., (New York time) on the third business day preceding such redemption date.

Panama will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Panama will not be obligated to redeem the bonds.

In the event that fewer than all of the global bonds are to be redeemed at any time, selection of global bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which global bonds are listed or if such securities exchange has no requirement governing redemption or the global bonds are not then listed on a securities exchange, by lot (or, in the case of global bonds issued in global form, based on the applicable procedures of DTC). If global bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Panama defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the global bonds called for redemption.

Payments of Principal and Interest

Panama will make payments of principal of and premium and interest on the global bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the global bonds. Panama expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the global bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the global bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or premium or interest on the global bonds is not claimed prior to the expiration of two years after the principal or premium or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments. However, Panama’s obligations to pay the principal of and premium and interest on the global bonds as they become due will not be affected by such repayment. To the extent permitted by law, the global bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Events of Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a)	a default by Panama in any payment of principal of the global bonds which continues for 15 calendar days;

(b)	a default by Panama in any payment of interest on the global bonds which continues for 30 calendar days;

(c)

a default by Panama in the performance of any other obligation under the global bonds which continues for 60 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring this default be remedied;

(d)

an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal, premium or interest under this public indebtedness when due;

(e)

a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring this default be remedied;

(f)

a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the global bonds; or

(g)	a denial or repudiation by Panama of its obligations under the global bonds.

If an event of default described above occurs and is continuing with respect to the global bonds, the holders of at least 25% of the outstanding aggregate principal amount of the global bonds may, by notice to the fiscal agent, declare all the global bonds to be due and payable immediately. Holders of less than 25% of the outstanding aggregate principal amount of the global bonds may not, on their own, declare the global bonds to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the global bonds will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the outstanding aggregate principal amount of the global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), acting through its Corporate Trust Office in New York, as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City.

In addition, so long as the global bonds are listed on the Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, Panama will maintain a paying agent and a transfer agent in Luxembourg. Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar.

Definitive Bonds

Panama will issue global bonds in definitive form in exchange for the book-entry securities only if:

•

DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered to be a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the global bonds shall have occurred and be continuing.

Payments on any definitive global bonds will be made at the Corporate Trust Office of the fiscal agent in New York City and at the specified office of the paying agent in Luxembourg (against surrender of the relevant definitive global bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive global bonds. You may transfer any of the definitive registered global bonds, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

In the case of securities in definitive form, Panama will publish notices to the holders of the global bonds in a leading newspaper having general circulation in London and New York. Panama expects that it will make such publication in the Financial Times and The Wall Street Journal. In the case of the book-entry securities, notices will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures. So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the global bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Meetings, Amendments and Waivers

Panama may call a meeting of the holders of the global bonds at any time regarding the fiscal agency agreement or the global bonds. Panama will determine the time and place of the meeting. Panama will notify the holders of the time and place and in general terms the actions proposed to be taken at the meeting not less than 30 nor more than 60 days before the date on which the meeting is scheduled.

In addition, if after the occurrence and during the continuance of any event of default (or any event that with the giving of notice or lapse of time or both could constitute an event of default), Panama or the holders of at least 10% in principal amount of all global bonds then outstanding have requested a meeting of holders of the global bonds, the fiscal agent will call such meeting. The fiscal agent will call such meeting by written notice to the holders, such notice specifying the time and place of the meeting and in reasonable detail the action proposed to be taken at the meeting.

Only holders and their proxies are entitled to vote at a meeting of holders. The Fiscal Agent will set such reasonable and customary regulations as it deems advisable to govern the conduct of the meeting.

Modifications may also be approved by holders of global bonds pursuant to the written consent of the requisite percentage holders of global bonds. Panama will solicit the consent of the relevant holders to the modification not less than 10, nor more than 30, days before the expiration date for the receipt of such consents as specified by Panama.

The holders may generally approve any proposal by Panama, other than a reserve matter modification, to modify the fiscal agency agreement or the terms of the global bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds.

However, holders may approve, by vote or consent through one of three modification methods below, any proposed modification by Panama that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount of principal, premium or interest is due on the global bonds;

•

reduce the principal amount of the global bonds, the portion of such principal amount that is payable upon acceleration of the maturity of the global bonds, the interest rate on the global bonds or the premium payable upon redemption of the global bonds;

•	change the currency or place of payment of any amount of principal, premium or interest payable on the global bonds;

•	shorten the period in which Panama is not permitted to redeem the global bonds or permit Panama to redeem the global bonds if, prior to such modification, Panama is not permitted to do so;

•

reduce the percentage of affirmative votes or written consents, as the case may be, required to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds or to take any action provided by the global bonds or fiscal agency agreement;

•	change the obligation of Panama to pay additional amounts, if any, pursuant to the global bonds;

•	change the definition of “uniformly applicable,” “reserve matter”, “reserve matter modification” or “outstanding”;

•	change the method used to calculate any amount payable on the global bonds (other than in accordance with the express terms of the global bonds and the fiscal agency agreement);

•	change the ranking of the global bonds (unless, as a technical modification, the ranking is changed for the purpose of securing the global bonds);

•	change the identity of the obligor under the global bonds; or

•

change the governing law, appointment of an agent for the service of process, submission to jurisdiction or agreement not to raise certain immunity defenses, as provided in the terms of the global bonds.

A change to a reserve matter, including the payment terms of the global bonds, can be made without your consent, as long as the change is consented to by Panama and approved, pursuant to one of the three following modification methods, by vote or consent by:

(a)	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds;

(b)

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

(c)

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

It is understood that a cross-series modification constituting or including a reserve matter modification to the terms and conditions of the global bonds that is not uniformly applicable must be effected pursuant to clause (c) above; a cross-series modification that is uniformly applicable may be effected pursuant to clause (b) or (c) above, at Panama’s option.

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Panama may select, in its discretion, any modification method for a reserve matter modification in accordance with the fiscal agency agreement and to designate which series of securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting the written consent or the vote of any holder of debt securities for any change to a reserve matter, Panama will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Panama’s economic and financial circumstances that are in Panama’s opinion relevant to the request for the proposed modification, a description of Panama’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Panama shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Panama’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Panama is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the holders of the requisite principal amount of the debt securities of a series have approved any request, demand, authorization, direction, notice, consent, amendment, modification or supplement to, or waiver of, the global bonds or the fiscal agency agreement, or whether the holders of the requisite principal amount of the debt securities of a series have delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Panama or any public sector instrumentality of Panama will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, amendment, modification, supplement, waiver, or any notice from holders, only global bonds that a responsible officer of the fiscal agent knows to be so owned shall be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of the national government of Panama, any political subdivision of Panama, or any corporation, trust, financial institution or other entity owned or controlled by the national government of Panama or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Certain Amendments Not Requiring Holder Consent

Panama and the fiscal agent may, without the vote or consent of any holder of global bonds of a series, amend the fiscal agency agreement or the global bonds for the purpose of:

•	adding to Panama’s covenants for the benefit of the holders;

•	surrendering any of Panama’s rights or powers with respect to the global bonds;

•	securing the global bonds;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds or the fiscal agency agreement; or

•

amending the global bonds or the fiscal agency agreement in any manner that Panama and the fiscal agent may determine and that does not materially adversely affect the interest of any holders of the global bonds.

Purchase of Global Bonds by Panama

Panama may at any time purchase any of the global bonds in any manner and for any consideration. All global bonds which are purchased by or on behalf of Panama may be held, resold or surrendered for cancellation.

Governing Law

The fiscal agency agreement is, and the global bonds will be, governed by the laws of the State of New York, except with respect to their authorization and execution, which will be governed by the laws of Panama.

Listing

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

GLOBAL CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Panama takes responsibility for the accurate reproduction of this information. Panama takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Panama, the fiscal agent, the registrar, the paying agent nor the transfer agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama, the fiscal agent, the registrar, the paying agent or the transfer agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants. It does this through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by institutions such as NYSE Euronext and The NASDAQ OMX Group, Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Distributions with respect to global bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Ownership of Bonds through DTC, Euroclear and Clearstream, Luxembourg

Panama will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co. or another nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interest in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Panama and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co. (or such other nominee as DTC shall have designated), as the absolute owner of the global bonds for all purposes. Once Panama and the fiscal agent make payments to the registered holders, Panama and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the global bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed global bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC Participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the closing date, the depositary will make payment to the DTC Participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These global bond credits will appear the next day (European time) after the closing date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual closing date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the global bonds can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the closing date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC Participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC Participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual closing date.

TAXATION

Panamanian Taxation

The following is a summary of certain Panamanian income and estate tax considerations that may be relevant to a prospective investor in the global bonds. The summary is based on laws, decrees, regulations, rulings and judicial and administrative interpretations in effect on the date of this prospectus supplement, all of which are subject to change. This summary is not intended to constitute a complete analysis of the tax consequences under Panamanian law of an investment in the global bonds. Prospective holders of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Taxation of Global Bonds

Interest payable on the global bonds will not be subject to income tax or withholding requirements in Panama. Gains realized by a holder of the global bonds on the sale or other disposition of the global bonds will be exempt from income or capital gain tax in Panama. Losses recognized on the sale or disposition of global bonds will be disallowed as a deduction for income tax purposes. Transfers of global bonds are not subject to stamp or estate taxes in Panama.

U.S. Taxation

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of a global bond acquired pursuant to this offering. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”), published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary does not cover any U.S. state, U.S. local, non-U.S. or other tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Panama has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the global bonds.

This summary addresses only beneficial owners that hold a global bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In particular, this summary does not address all tax considerations applicable to special classes of taxpayers, such as:

•	investors who do not purchase the global bonds in this offering at the offering price;

•	dealers in securities or currencies, banks, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that purchase or sell the global bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that hold the global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities; and

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a global bond, the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of global bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of global bonds.

In certain circumstances (see “Description of the Global Bonds—Optional Redemption”), Panama may be obligated to pay a premium to the principal amount of the global bonds if it elects to optionally redeem the global bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental” or, in certain circumstances, either it is significantly more likely than not that none of the contingencies will occur or the contingency results from an option of the issuer which, if exercised, would increase the yield to maturity of the global bond. Panama believes that these contingencies should not cause the global bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, Panama does not intend to treat the possibility of paying such premium as causing the global bonds to be treated as contingent payment debt instruments. Panama’s determination generally is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the global bonds may be materially and adversely different from the consequences discussed herein. Furthermore, if the 2032 or the 2060 bonds are treated as contingent payment debt instruments and the outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020 or the outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019, respectively, are not so treated, then the 2032 bonds as applicable, will not be fungible with the outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020 or the 2060 bonds will not be fungible with the outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019, as applicable for U.S. federal income tax purposes. The remainder of this discussion assumes that the global bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the global bonds.

Panama expects, and the remainder of this summary assumes, that the global bonds will not be issued with greater than a de minimis amount of “original issue discount” (“OID”) for U.S. federal income tax purposes.

This summary is for general informational purposes only. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the global bonds in light of your particular circumstances, as well as the effect of any relevant U.S. state, U.S. local, non-U.S. or other tax laws.

Deemed Taxable Exchange

A change made to the terms of the global bonds pursuant to the “aggregated collective action clauses” may give rise to a deemed taxable exchange of the global bonds for U.S. federal income tax purposes upon which gain or loss is realized if such change constitutes a “significant modification” (as defined in the Code). Such gain or loss would generally be measured by the difference between the fair market value of the global bond after the modification and the holder’s tax basis in such global bond before the modification. A modification of a global bond that is not a significant modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a global bond is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the global bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Global Bonds—Meetings, Amendments and Waivers” for more information about potential amendments of certain key terms of the global bonds.

Qualified Reopening

For U.S. federal income tax purposes, Panama intends to treat the global bonds as being issued in a “qualified reopening” of the outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020 and the outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the 2032 bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020 and the 2060 bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019 for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding 2.252% Global Bonds due 2032 that were previously issued on September 29, 2020 and the outstanding 3.870% Global Bonds due 2060 that were previously issued on July 23, 2019, were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the global bonds also do not have more than de minimis original issue discount.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder. As used herein, a “U.S. Holder” means a beneficial owner of a global bond who or that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” as defined in the Code and Treasury Regulations (each a “U.S. Person”) have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996 and that has made a valid election under the applicable Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “—Non-U.S. Holders” below.

Pre-issuance Accrued Interest. A portion of the price paid for the global bonds may be allocable to interest that accrued prior to the date the global bonds are purchased (the “Pre-issuance Accrued Interest”). That portion of interest received on the first interest payment date for the global bonds equal to the Pre-issuance Accrued Interest should be treated as a return of the Pre-issuance Accrued Interest and not as a payment of interest on the global bonds. Amounts treated as a return of Pre-issuance Accrued Interest will not be taxable when received but should reduce the adjusted tax basis in the global bonds by such amount.

Interest on a Global Bond. Payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income at the time they are accrued or actually or constructively received, depending on your regular method of accounting for U.S. federal income tax purposes. However, the first payment of stated interest on a global bond will not be includable in your income to the extent that it reflects Pre-issuance Accrued Interest, but will instead reduce your adjusted tax basis in your global bond. Interest paid by Panama on a global bond will constitute income from sources outside the United States and, under the “foreign tax credit” rules, that interest generally will, depending on your circumstances, be categorized as “passive” or another category of income for purposes of computing the “foreign tax credit” allowable to you under the U.S. federal income tax laws.

Bonds Purchased at a Premium. You will be treated as having purchased a global bond with “amortizable bond premium” equal to the excess of your purchase price for the global bond over the principal amount of the global bond. You may elect to amortize such bond premium using a constant-yield method over the remaining term of the global bond. However, because the global bonds may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the global bonds.

If you make the election (or are already subject to a prior election), you would reduce the amount required to be included in your income each accrual period with respect to interest on your global bond by the amount of amortizable bond premium allocable to that accrual period, based on your global bond’s yield to maturity. Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your global bond by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the global bond.

Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the global bonds.

Disposition of a Global Bond. You generally will recognize capital gain or loss on the sale, exchange, retirement, redemption or other taxable disposition of a global bond equal to the difference between the amount realized on such disposition (not including any amounts attributable to accrued but unpaid interest, which, except in the case of Pre-issuance Accrued Interest, will be taxed as ordinary income to the extent not previously included in income) and your adjusted tax basis in the global bond. In addition, in the case of the 2060 bonds, you will recognize capital loss upon the receipt of each principal installment payment prior to maturity in an amount equal to one third of the excess of your basis in the 2060 bonds over the principal amount of your 2060 bonds at the time that you receive the principal payment. Your “amount realized” generally will be the sum of cash plus the fair market value of any property received upon the sale, exchange, retirement, redemption or other disposition of a global bond. Your “adjusted tax basis” in a global bond generally will equal its cost to you decreased (but not below zero), (i) in the case of the 2060 bonds, by any previous principal installment payments that you have received on such bonds plus any loss that you previously recognized upon the receipt of such payments, (ii) by any amount attributable to the Pre-issuance Accrued Interest that you already have received, and (iii) by any bond premium that you previously amortized with respect to the global bond.

Generally, such capital gain or loss will be long-term capital gain or loss if you held the global bond for more than one year, and will be short-term capital gain or loss if you held the global bond for one year or less. Under current U.S. federal income tax law, long-term capital gains of non-corporate U.S. Holders generally will be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange, retirement, redemption or other taxable disposition of a global bond generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for “foreign tax credit” limitation purposes.

Medicare Tax. If you are a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% Medicare tax on the lesser of (i) your “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of a global bond, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the global bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the holder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by certain financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in non-U.S. entities. The global bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the global bonds.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a global bond and are not a partnership for U.S. federal income tax purposes and not a U.S. Holder as defined above (a “Non-U.S. Holder”).

Interest on a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest and any additional amounts on a global bond unless the interest is “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States). In that case, you generally will be subject to U.S. federal income tax in respect of such interest in the same manner as a U.S. Holder, as described above (unless the interest is excluded under an applicable tax treaty). If you are treated as a corporation for U.S. federal income tax purposes you may, in certain circumstances, also be subject to an additional U.S. “branch profits tax” in respect of any such “effectively connected” interest income currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain realized on the sale, exchange, retirement, redemption or other disposition of a global bond unless: (1) the gain is “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States); or (2) you are a nonresident alien individual who is present in the United States for a total of 183 days or more during the taxable year in which you sell or otherwise dispose of the global bond, and either: (i) the gain is attributable to an office or fixed place of business maintained by you in the United States; or (ii) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the global bond.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above, and, if you are a corporation for U.S. federal income tax purposes, you may, in certain circumstances, also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale, exchange, retirement, redemption or other disposition of a global bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Interest on a Global Bond.”

Backup Withholding and Information Reporting. If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements generally will apply to payments of principal and interest on a global bond if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian, nominee or other agent that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments if you (i) fail to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fail to certify that you are not subject to backup withholding, or (iii) in the case of interest payments, are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

If you are a Non-U.S. Holder, backup withholding and information reporting (assuming that the gain or income otherwise is exempt from U.S. federal income tax) generally will not apply to payments of principal and interest on a global bond, but you may be required to comply with certification and identification procedures or otherwise establish an exemption. The payment of proceeds of a sale or redemption of a global bond effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that you are not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person.

A “U.S. Controlled Person” is a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in a terms agreement and related underwriting agreement dated September 22, 2020, BBVA Securities Inc. and Morgan Stanley & Co. LLC, as underwriters have severally agreed to purchase, and Panama has agreed to sell to the underwriters, the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount of 2032 Bonds	Principal Amount of 2060 Bonds
BBVA Securities Inc.	$	$
Morgan Stanley & Co. LLC	$	$

Total	$	$

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If the global bonds are not all sold at the initial public offering price, the underwriters may change the offering price and the other offering terms.

Government-related entities in Panama may purchase a portion of the global bonds.

The underwriters are offering the global bonds subject to their acceptance of the global bonds from Panama and subject to prior sale. The terms agreement provides that the obligation of the underwriters to pay for and accept delivery of the global bonds is subject to certain conditions. The underwriters are obligated to take and pay for all of the global bonds if any are taken.

Delivery of the global bonds will be made through the facilities of DTC on or about                     , 2021, which will be the fifth business day following the initial sale of the global bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the global bonds prior to the second business day before the delivery of the bonds will be required, by virtue of the fact that the bonds initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

In connection with the offering of the global bonds, the underwriters may purchase and sell global bonds in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, in connection with the invitation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, involve the sale by the underwriters of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the global bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The global bonds are a new issue of securities with no established trading market. Panama has been advised by the underwriters that they presently intend to make a market in the global bonds. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Panama cannot assure the liquidity of the trading market for the global bonds or that an active public market for the global bonds will develop. If an active public trading market for the global bond does not develop, the market price and liquidity of the global bonds may be adversely affected. If the global bonds are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, Panama’s operating performance and financial condition, general economic conditions and other factors.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Panama, for which they received or will receive customary fees and expenses. These transactions and services are carried out in the ordinary course of business.

The global bonds are being offered for sale in jurisdictions in the United States, Europe and Asia where it is legal to make such offers. The underwriters have represented and have agreed that they have not offered, sold or delivered and will not offer, sell or deliver any of the global bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other material relating to the global bonds, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on Panama except as set forth in the terms agreement and underwriting agreement.

Panama has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering global bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the global bonds, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officials’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The address of BBVA Securities Inc. is 1345 Avenue of the Americas, 44th Floor, New York, New York 10105. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036.

Other Relationships

The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Panama or its instrumentalities. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Panama or its instrumentalities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Belgium

In Belgium, this offer is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2, e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE/Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG) (“The Regulation”), as amended or replaced from time to time, and that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28,

2013 (Qualified Belgian Investors). As a result, and further to Article 1, 4, a of The Regulation this offer does not constitute a public offer pursuant to Article 3, 1 of The Regulation, as amended or replaced from time to time. Consequently, the offer has not been and will not be notified to, and the offer memorandum and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The offer as well as any other materials relating to the offer may not be advertised, and this memorandum or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Canada

The global bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the global bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

Pursuant to the Securities Market Law of Chile and Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”) (“Rule 336”), the global bonds may be privately offered to certain qualified investors identified as such by Rule 336 (which in turn are further described in Rule no. 216, dated June 12, 2008, and Rule 410 dated July 27, 2016, both of the CMF).

Rule 336 requires the following information to be made to prospective investors in Chile:

1. Date of commencement of the offer.

2. That the offer of the global bonds is subject to rule 336;

3. The subject matter of this offer is securities not registered with the Securities Registry (Registro De Valores) of the CMF, nor in the foreign securities registry (Registro De Valores Extranjeros) of the CMF; hence, the global bonds are not subject to the oversight of the svs;

4. Since the global bonds are not registered in Chile there is no obligation by the issuer to deliver public information about the global bonds in Chile; and

5. The global bonds shall not be subject to public offering in Chile unless registered in the relevant securities registry of the CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

De conformidad con la Ley N° 18.045, de Mercado de Valores y la Norma De Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Comisión para el Mercado Financiero (la “CMF”), los valores pueden ser ofrecidos privadamente a ciertos “Inversionistas Calificados,” a los que se refiere la NCG 336 y que se definen como tales en la Norma De Carácter General N° 216, de 12 de junio de 2008 y en la Norma de Carácter General Nº 410, de 27 de julio de 2016, ambas de la CMF.

La siguiente información se proporciona a potenciales inversionistas en Chile de conformidad con la NCG 336:

1. Fecha del comienzo de la oferta;

2. Que la oferta se encuentra acogida a la NCG 336;

3. Que la oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

4. Por tratarse de valores no inscritos en Chile no existe la obligación por parte de Panamá de entregar en Chile información pública sobre estos valores; y

5. Que los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro De Valores correspondiente de la CMF.

Prohibition of Sales to EEA Retail Investors

Each underwriter, has severally and not jointly, represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds to any retail investor in the EEA. For the purposes of this provision:

the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

France

The global bonds may not be offered or sold or caused to be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the related prospectus, which have not been submitted to the clearance procedure of the French Autorité des Marchés Financiers (“AMF”), nor to a competent authority of another Member State of the European Economic Area that would have notified its approval to the AMF in accordance with the passport procedure provided under Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 (the “Prospectus Regulation”) EU Prospectus Directive 2003/71/EC as implemented in France and in the relevant Member State, nor any other offering material or information contained therein relating to the global bonds may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the global bonds to the public in France.

Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) fewer than 150 natural or legal persons (other than qualified investors) a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1, and D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the global bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Germany

This prospectus does not constitute a prospectus compliant with the Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”). No action has been or will be taken in Germany that would permit a public offering of the global bonds, or distribution of a prospectus or any other offering material relating to the global bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

Each intermediary or purchaser of the notes acknowledges that the notes have not been and will not be authorized by the Hong Kong Securities and Futures Commission. Each intermediary or purchaser of the notes has further represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of C(WUMP)O; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. Each intermediary or purchaser of the notes is advised to exercise caution in relation to any offer of the notes and, if in any doubt about any of the contents of this prospectus supplement, should obtain independent professional advice.

The notes are not the equivalent to time deposits and are not protected deposits under the Deposit Protection Scheme in Hong Kong.

Italy

The offering of the global bonds has not been registered pursuant to Italian securities legislation and, accordingly, no global bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any global bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the global bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

The global bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the global bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the global bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the global bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The global bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter and agent will represent and agree that it will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The global bonds may not be offered to the public in Luxembourg, except in the following circumstances:

a. in the period beginning on the date of publication of a prospectus in relation to those global bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

b. at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

c. an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

d. at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of global bonds to the public in relation to any global bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase the global bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Malaysia

Nothing in this prospectus supplement constitutes the making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the global bonds in Malaysia. No approval, authorization or recognition from, or registration with, the Securities Commission of Malaysia (“SC”) has been or will be obtained for the making available, offer for subscription or purchase of, or invitation to subscribe for or purchase, or sale, of the global bonds or any other securities under the Capital Markets and Services Act of 2007 to any persons in Malaysia. Neither this prospectus supplement or any amendment or supplement nor any prospectus, disclosure document or other offering document has been or will be approved by, or registered or lodged with, the SC, the Registrar of Companies, or any other authority in connection with the offering or invitation in Malaysia. Accordingly, no offering or invitation in respect of the global bonds or any other securities is or will be made in Malaysia pursuant to this prospectus supplement or any amendment or supplement hereto. This prospectus supplement or any amendment or supplement hereto or any other offering document in relation to the global bonds may not be circulated or distributed in Malaysia, whether directly or indirectly, for the purpose of making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the global bonds, and no person may offer for purchase any of the global bonds directly or indirectly to anyone in Malaysia. The global bonds will only be made available or offered or sold exclusively to persons outside Malaysia.

The Netherlands

In addition and without prejudice to the EEA selling restrictions above, zero coupon debt securities in bearer form on which interest does not become due and payable during their term but only at maturity and other debt securities in bearer form that qualify as savings certificates (spaarbewijzen) within the meaning of the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may be transferred or accepted only through the mediation of either the Issuer or a member of Euronext Amsterdam N.V. and with due observance of the Dutch Savings Certificates Act and its implementing regulations (including the registration requirements), provided that no such mediation is required in respect of (i) the initial issue of such debt securities to the first holders thereof, (ii) any transfer and delivery by natural persons who do not act in the conduct of a profession or trade and (iii) the issue and trading of such debt securities, if such debt securities are physically issued outside the Netherlands and not distributed in the Netherlands in the course of primary trading or immediately thereafter; in addition (i) certain identification requirements in relation to the issue and transfer of, and payment on, such debt securities have to be complied with, (ii) any reference in publications concerning such debt securities to the words “to bearer” is prohibited, (iii) so long as such debt securities are not listed at the regulated market operated by Euronext Amsterdam N.V., each transaction involving a transfer of such debt securities must be recorded in a transaction note, containing, at least, the name and address of the counterparty to the transaction, the nature of the transaction and a description of the amount, registration number(s) and type of the debt securities concerned and (iv) the requirement described under (iii) must be printed on such debt securities.

Panama

This prospectus supplement and the global bonds have not been and will not be registered with the Superintendence of Securities Markets of the Republic of Panama under Decree Law 1 of 1999, as amended as they are exempted from registration. Therefore, the global bonds may be publicly offered and sold in the Republic of Panama to any investor pursuant to registration exemptions applicable to government securities.

Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds may not be circulated or distributed, nor may the global bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the global bonds shall not be sold within the period of six months from the date of the initial acquisition of the global bonds, except to any of the following persons:

(i)	an institutional investor (as defined in Section 4A of the SFA);

(ii)	a relevant person (as defined in Section 275(2) of the SFA); or

(iii)	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the global bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the global bonds pursuant to an offer made under Section 275 of the SFA except:

1.

to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	pursuant to Section 276(7) of the SFA; or

5.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018 of Singapore.

Pursuant to Section 309B of the SFA, you are hereby notified that we have determined the classification of the securities to be “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 S380/2018) and “Excluded Investment Product” (as defined in the MAS Notice on the Sale of Investment Products (Notice No. SFA 04-N12)).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

South Korea

The global bonds have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) for public offering in Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations. None of the global bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Law of Korea) except pursuant to applicable laws and regulations of Korea. In addition, no tender offer for any global bonds in exchange for the global bonds may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the global bonds described herein. The global bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the global bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the global bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The global bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the global bonds in Taiwan.

The United Arab Emirates

This prospectus supplement has been provided to you at your written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The global bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the global bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

The United Kingdom

Prohibition of Sales to UK Retail Investors

Each underwriter has, severally and not jointly, represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

ii.

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. This document is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Panama by Dr. Rigoberto González Montenegro, the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración, and by Arnold & Porter Kaye Scholer LLP, New York, New York, United States counsel to Panama, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the Underwriters, and by Arias, Fábrega & Fábrega, Panama counsel to the Underwriters.

As to all matters of Panama law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración, and Sullivan & Cromwell LLP may rely on the opinion of Arias, Fábrega & Fábrega and the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter Kaye Scholer LLP, and Arias, Fábrega & Fábrega may rely on the opinion of Sullivan & Cromwell LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

GENERAL INFORMATION

Due Authorization

Panama is authorized to issue the global bonds pursuant to Cabinet Decrees No. 20 dated July 9, 2019, No. 4 dated March 13, 2020 and No. 31 dated September 1, 2020.

Listing and Luxembourg Listing Agent

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market. The Luxembourg listing agent is The Bank of New York Mellon S.A./N.V., Luxembourg Branch.

Litigation

Except as described herein and in any documents incorporated herein by reference, neither Panama nor any governmental agency of Panama is involved in any litigation, arbitration or administrative proceedings relative to claims or amounts that are material in the context of the issuance of the global bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Panama is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement, the related amendments and the form of the global bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the fiscal agent and the Luxembourg paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information

Panama has filed its annual report for 2019 on Form  18-K (except for certain exhibits) with the SEC electronically. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with its exhibits and amendments previously filed with the SEC and filed before the end of the offering of the global bonds, is considered part of and incorporated by reference in this prospectus supplement.

So long as the global bonds are listed on the Official List of the Luxembourg Stock Exchange, copies of the most recent Panamá en Cifras (as or when available), or if Panamá en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, this prospectus supplement and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the Luxembourg listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds will be accepted for clearance through Euroclear, Clearstream, Luxembourg and DTC (For the 2032 bonds: CUSIP No.: 698299 BN3, ISIN: US698299BN37, Common Code 223963579; For the 2060 bonds: CUSIP No.: 698299 BL7, ISIN: US698299BL70, Common Code 203428545).

LEI Code

The Republic of Panama’s LEI code is 549300SHS4T08CL0LP14.

PROSPECTUS

REPUBLIC OF PANAMA

$8,194,882,000

Debt Securities

Warrants

The Republic of Panama (referred to as Panama) or Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of Fideicomiso FAP, a trust formed under the laws of Panama which owns the assets of the Fondo de Ahorro de Panamá (FAP), and which is referred to as the Savings Fund Trust (BNP, in such capacity, being referred to as the selling securityholder), may offer up to $8,194,882,000 (or its equivalent in other currencies) aggregate principal amount of debt securities of Panama, with or without warrants or other similar securities to purchase, sell or exchange such debt securities.

Panama or the selling securityholder may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama or the selling securityholder may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is December 1, 2020.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the fiscal year ended December 31, 2019 filed on September 21, 2020 (File No. 333-07558) (“2019 annual report”);
•	Panama’s amendment No. 1 on Form 18-K/A to the 2019 annual report filed on September 29, 2020;

•	Panama’s amendment No. 2 on Form 18-K/A to the 2019 annual report filed on November 25, 2020; and

•	Any amendment on Form 18-K/A to the 2019 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the Enhanced General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the Enhanced General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the Enhanced General Data Dissemination System; and

•	prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and longer-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the Enhanced General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbhome. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general governmental purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes. Unless otherwise specified in the applicable prospectus supplement, Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date(s) on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•	the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Equal Ranking Securities” (as described under the heading “Debt Securities – Status of the Debt Securities” below), “Collective Action Securities” (as described under the heading “Collective Action Securities” below) or “Aggregated Collective Action Securities (as described under the heading “Aggregated Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any U.S. federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The following description shall apply to any series of debt securities that have been designated “Equal Ranking Securities.”

The debt securities constitute and will constitute direct, unsubordinated, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated Public Indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the debt securities ratably with payments being made under any other Public Indebtedness.

The following description shall apply to any series of debt securities that have not been designated “Equal Ranking Securities”

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of and interest and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

The following description shall apply to any series of debt securities issued on or after the date hereof, but not to a reopening of a series of debt securities originally issued prior to February 13, 2015.

Unless otherwise specified in the prospectus supplement, Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•	the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments”, or in the case of a series of debt securities that has been designated “Collective Action Securities” under the heading “Collective Action Securities – Amendments and Waivers”, or in the case of a series of debt securities that has been designated “Aggregated Collective Action Securities” under the heading “Aggregated Collective Action Securities – Amendments and Waivers” below, as the case may be.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•	any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of issue of the debt securities, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•	any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•	the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project, and all proceeds (including, without limitation, any insurance proceeds), products and all additions, substitutions, replacements and accessions of or to any such assets or revenues, as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues and proceeds;

•	any Lien on the properties or revenues of the FAP or any Lien on the properties or revenues of the Development Trust Fund assumed by the FAP as successor of the Development Trust Fund, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the FAP from:

•	the assets of the Development Trust Fund transferred to the FAP;

•	any contribution from the Panama Canal Authority to the National Treasury that is greater than 3.5% of the nominal GDP of the year in effect, starting with the fiscal year 2015;

•	the proceeds from the sale of any stock in Mixed Companies;

•	sums bequeathed or donated to the FAP by any person other than Panama or any governmental agency or affiliate thereof; and

•	any earnings on properties or revenues received pursuant to the four bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•	Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

The following description shall apply to a reopening of any series of debt securities originally issued prior to February 13, 2015:

Unless otherwise specified in the prospectus supplement, Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•	the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•	any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•	any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•	any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•	any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•	the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•	any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•	any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•	Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 calendar days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 calendar days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 calendar days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) arising from Panama’s failure to make any payment of principal, premium or interest thereunder when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due, which continues for 30 calendar days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities or Aggregated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” or “Aggregated Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities or Aggregated Collective Action Securities, as the case may be.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each registered holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. Debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

The following description does not apply to any series of debt securities that has been designated Aggregated Collective Action Securities. See “Aggregated Collective Action Securities – Meetings” and Aggregated Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Aggregated Collective Action Securities

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;
•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities or Aggregated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” or “Aggregated Collective Action Securities” below for a description of the corresponding terms of Collective Action Securities or Aggregated Collective Action Securities, as the case may be). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:

•	the affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2⁄3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;
•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on all holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•	the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•	if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment currency at least the amount of debt security currency that was due to such holder under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which such holder would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification or other reporting requirements would be materially more onerous, in form, in procedure or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Unless otherwise specified in the prospectus supplement, these certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or any premium or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserve matters.” A change to a reserve matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or
•	amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on all holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

AGGREGATED COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Aggregated Collective Action Securities,” (as distinguished from Collective Action Securities) the specific terms of which will be described in the prospectus supplement relating to such securities. Aggregated Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Aggregated Collective Action Securities shall contain different provisions relating to certain aspects of calling and holding of meetings, default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Aggregated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, modification or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment, this notice shall be given between 10 and 60 days before the meeting date.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holder of debt securities of a series;

•	the record date for determining the owners of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy. To be entitled to vote at a meeting of holders of Securities of a Series, a person shall be a holder of Outstanding Securities of such Series, or, in the case of registered Securities of such Series, a person duly appointed by an instrument in writing as a proxy for such holder. If a meeting is adjourned, such meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. Notice of reconvening of any adjourned meeting shall be given as provided in the fiscal agency agreement, except that such notice need be given only once.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Aggregated Collective Action Securities with:

•	the affirmative vote of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders may approve, by vote or consent through one of three modification methods, any proposed modification by Panama that would do any of the following:

•	change the due date for the payment of the principal of (or premium, if any), or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding”, “uniformly applicable”, “reserve matter” or “reserve matter modification” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	change the method used to calculate any amount payable on the securities of that series (other than in accordance with the express terms of the securities of that series and the fiscal agency agreement);

•	change the identity of the obligor under the securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserve matters.” A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or
•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Panama’s option.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Panama may select, in its discretion, any modification method for a reserve matter modification in accordance with the fiscal agency agreement and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Panama will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Panama’s economic and financial circumstances that are in Panama’s opinion relevant to the request for the proposed modification, a description of Panama’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Panama shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Panama’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Panama is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of global bonds has approved any amendment, modification or change to, or waiver of, the global bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Panama or any public sector instrumentality of Panama will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only global bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means any department, ministry or agency of the national government of Panama, any political subdivision of Panama, or any corporation, trust, financial institution or other entity owned or controlled by the national government of Panama or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and which does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Aggregated Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Aggregated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;
•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama. With respect to any Aggregated Collective Action debt securities, notwithstanding any reserve matter modification, the provisions of the fiscal agency agreement relating to certain aspects of calling and holding of meetings and voting on amendments, modifications, changes and waivers related to such Aggregated Collective Action Securities shall in all cases be governed by and construed in accordance with the laws of the State of New York.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

1212 Avenue of the Americas

20th Floor

New York, New York 10036

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama. Under articles 1047 and 1048, the State will be notified through the Ministry of Economy and Finance of a money judgment against it, for its payment. If within a year the judgment has not been satisfied, the court will request, through the President of the Supreme Court, that the President of the Republic make the necessary arrangements to comply with the judgment. If three years have elapsed since the date of the judgment without payment, at the request of the judgment creditor and during the next month following such request, the court will order BNP to transfer to the court’s account the amount owed to the judgment creditor. Pursuant to article 1650 the assets of the State cannot be attached. Finally, among the protections afforded to the State in civil proceedings, the State cannot be required to pay court costs and attorneys’ fees and also cannot be subject to prejudgment measures, except regarding evidentiary matters.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama or the selling securityholder may sell any combination of the debt securities and/or warrants or other similar securities in any of the following ways:

•	through underwriters or dealers;

•	directly by Panama or the selling securityholder to one or more purchasers through a specific bidding or auction process or otherwise;

•	through agents;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

In addition, the manner in which Panama may sell some or all of the debt securities and/or warrants covered by this prospectus and the manner in which the selling securityholder may sell its debt securities and/or warrants, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent but may position or resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

In addition, the selling securityholder also may sell its debt securities and/or warrants in accordance with Rule 144 or other exemptions available under the United States Securities Act of 1933, rather than under this prospectus.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

If underwriters are used in the sale of securities, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama or the selling securityholder may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama or the selling securityholder may also sell securities of any series directly to the public or through agents designated by Panama or the selling securityholder from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

FINRA guidelines prescribe the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement.

Panama or the selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama or the selling securityholder may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama or the selling securityholder in the ordinary course of business.

SELLING SECURITYHOLDER

The Savings Fund Trust is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 38 of June 5, 2012 (as published in the Official Gazette on June 6, 2012), as amended, and Executive Decree 1068 of September 6, 2012, to establish a long-term saving mechanism for the country in order to provide a stabilization mechanism in emergency circumstances and in the event of an economic slowdown and to reduce the need to finance such events with debt instruments. The Ministry of Economy and Finance acts as settlor for the Savings Fund and Banco Nacional de Panamá acts as its trustee.

Since January 1, 2015, the selling securityholder may acquire debt securities of the Republic of Panama in the secondary market.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter Kaye Scholer LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración, and are made upon the authority of such person.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of Héctor E. Alexander H., the Minister of Economy and Finance of the Republic of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indebtedness” means any payment obligation (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Mixed Companies” means the following companies or their successors: AES Panamá, S.A.; Bahía Las Minas Corp.; Cable & Wireless Panamá, S.A.; Elektra Noreste, S.A.; Empresa de Distribución Eléctrica Chiriquí, S.A.; Empresa de Distribución Eléctrica Metro-Oeste, S.A.; Enel Fortuna, S.A.; Energía y Servicios de Panamá, S.A.; Panamá Ports Company, S.A. and Petroterminal de Panamá, S.A.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•	is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and
•	has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

THE ISSUER

The Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Financiamento Público

Vía España y Calle 52

Edificio Ogawa, Piso 4

Panama, Republic of Panama

+ 507 507 7000

FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT	LUXEMBOURG PAYING AGENT
The Bank of New York Mellon 240 Greenwich Street, 7th Floor New York, New York 10286 United States	The Bank of New York Mellon S.A./N.V., Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LEGAL ADVISORS

To Panama, as to U.S. law:	To the Underwriters, as to U.S. law:

Arnold & Porter 250 West 55th Street New York, New York 10019 United States	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Panama, as to Panamanian law:	To the Underwriters, as to Panamanian law:

Dr. Rigoberto González Montenegro Procurador de la Administración Apartado Postal 10288, Zona 4 Panama, Republic of Panama	Arias, Fábrega & Fábrega ARIFA Building, 10th Floor, West Boulevard Santa Maria Business District Panama, Republic of Panama

LUXEMBOURG LISTING AGENT

The Bank of New York

Mellon S.A./N.V., Luxembourg Branch

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg